SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM S-1

                      POST-EFFECTIVE AMENDMENT NUMBER 51 TO

                      REGISTRATION STATEMENT NUMBER 2-55252

                  American Express SERIES D-1 Investment Certificate

                                      UNDER

                           THE SECURITIES ACT OF 1933

                      AMERICAN EXPRESS CERTIFICATE COMPANY
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    DELAWARE
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         (State or other jurisdiction of incorporation or organization)

                                      6725
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            (Primary Standard Industrial Classification Code Number)

                                   41-6009975
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                      (I.R.S. Employer Identification No.)

         200 AXP Financial Center, Minneapolis, MN 55474, (612) 671-3131
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Eileen J. Newhouse - 50605 AXP Financial Center,
                     Minneapolis, MN 55474, (612) 671-2772
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

               CONTENTS OF THIS POST-EFFECTIVE AMENDMENT NO. 51 TO
                       REGISTRATION STATEMENT NO. 2-55252

Cover Page

Prospectus

Part II Information

Signatures

Exhibits

 American
   Express
Certificate

                                                                American Express
                                                           Series D-1 Investment
                                                                     Certificate


                                                       PROSPECTUS APRIL 24, 2002


American Express Certificate Company (AECC), formerly IDS Certificate Company, issues American Express Series D-1 Investment Certificates. These certificates:

o Are only available through certain retirement plans and accounts and to affiliated companies of AECC.
o  Bear a specific rate of interest for each calendar quarter.
o  Mature 20 years from their issue date.

Like all investment companies the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This certificate is backed solely by the assets of AECC. See "Risk Factors" on page 2.

The distributor is not required to sell any specific amount of certificates.

American Express Certificate Company
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919
(800) 846-4852 (TTY)

Distributor:
American Express Financial Advisors Inc.

American Express companies

(logo)
American
Express

Annual interest rates as of April 24, 2002

Simple interest rate                                    Compound effective yield


           %                                                         %

These rates were in effect on the date of this prospectus. AECC reviews and may change its rates on new purchases each week. The interest rate paid during the first calendar quarter the certificate is owned will be that in effect on the date an application or investment is accepted. AECC guarantees that when the rate for new purchases takes effect, the rate for the first quarter will be within a specified range of the average 12-month certificate of deposit rate then published in the most recent BANK RATE MONITOR(R) (BRM), National Index(R). BANK RATE MONITOR and National Index are marks owned by BANKRATE.COMSM, a publication of Bankrate, Inc., N. Palm Beach, FL 33408. Interest rates for future calendar quarters are declared at the discretion of AECC and may be greater or less than the rates shown here.


We reserve the right to issue other securities with different terms.


AECC may offer different rates for different distribution channels. For more information call (800) 862-7919. Certificates of deposit (CDs) with different rates may be available from American Express Centurion Bank, an affiliate of AECC, including high rate CDs through Membership B@nkingSM.


RISK FACTORS
You should consider the following when investing in this certificate:

This certificate is backed solely by the assets of AECC. Most of our assets are debt securities and are subject to the following risks:

Interest rate risk: The price of debt securities generally falls as interest rates increase, and rises as interest rates decrease. In general, the longer the maturity of a bond, the greater its loss of value as interest rates increase, and the greater its gain in value as interest rates decrease. See "How Your Money Is Used and Protected."

Credit risk: This is the risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation (such as payments due on a bond or note). Credit ratings of the issuers of securities in our portfolio vary. See "How Your Money Is Used and Protected."

2p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Table of Contents


Annual Interest Rates as of April 24, 2002                          2p


Risk Factors                                                        2p

About the Series D-1 Investment Certificate                         4p

Read and Keep This Prospectus                                       4p

Investment Amounts and Interest Rates                               4p

Determining the Face Amount and Principal of the
   Series D-1 Investment Certificate                                5p

Value at Maturity Will Exceed Face Amount                           5p

Earning Interest                                                    5p

Using the Series D-1 Investment Certificate                         5p

Contributions to the Series D-1 Investment Certificate              5p

Rollover to Another Qualified Retirement Plan or to an IRA          5p

Receiving Cash                                                      6p

At Maturity                                                         7p

Transferring Series D-1 Investment Certificate Ownership            7p

Giving Us Instructions                                              7p

Income and Taxes                                                    7p

Tax Treatment of This Investment                                    7p

Withholding Taxes                                                   7p


How Your Money Is Used and Protected                                7p

Invested and Guaranteed by AECC                                     7p


Regulated by Government                                             8p

Backed by Our Investments                                           8p


Investment Policies                                                 8p


How Your Money Is Managed                                          10p

Relationship between AECC and
   American Express Financial Corporation                          10p


Capital Structure and Certificates Issued                          10p

Investment Management and Services                                 10p


Distribution                                                       11p


Transfer Agent                                                     11p

Employment of Other American Express Affiliates                    11p


Directors and Officers                                             12p

Independent Auditors                                               13p

Appendix                                                           14p


Annual Financial Information                                       15p

Summary of Selected Financial Information                          15p

Management's Discussion and Analysis of Financial Condition and
   Results of Operations                                           16p

Report of Independent Auditors                                     22p

Financial Statements                                               23p

Notes to Financial Statements                                      29p


3p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

About the Series D-1 Investment Certificate

READ AND KEEP THIS PROSPECTUS
This prospectus describes terms and conditions of your American Express Series D-1 Investment Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the American Express Series D-1 Investment Certificate as described in the prospectus, or to bind AECC by any statement not in it.

INVESTMENT AMOUNTS AND INTEREST RATES
The Series D-1 Investment Certificate is offered only in connection with the American Express Retirement Plan, the Career Distributors' Retirement Plan
(CDRP), and the AXP Mutual Funds Profit Sharing Plan of the American Express(R) Funds (individually a "Plan" and collectively the "Plans") and to affiliated companies of AECC. These Plans have been adopted for the exclusive benefit and participation of eligible employees and personal financial advisors of American Express Financial Corporation (AEFC) and its subsidiary companies, and the American Express Funds. You may obtain instructions on how to direct a contribution to a Series D-1 Investment Certificate from the appropriate Plan Administrator.

AECC offers persons who retire as full-time employees or as full-time financial advisors or district managers of AEFC and its subsidiary companies the opportunity to purchase the Series D-1 Investment Certificate in Individual Retirement Accounts (IRAs). The trustee or custodian purchases the Series D-1 Investment Certificate at the direction of Plan participants or IRA owners using contributions to a Plan or IRA.

The Series D-1 Investment Certificate is a security purchased with single or multiple payments. The provisions of the Plans and applicable tax laws determine the amount that can be invested. A participant's Plan investment is the dollar amount or its equivalent percentage contributions directed to the participant's Plan account. The interest rate applied to the investment is the quarterly rate then in effect. Investments earn interest from the date AECC accepts each Plan contribution or IRA contribution.

Interest on the Series D-1 Investment Certificate is guaranteed for each calendar quarter. The rate paid will not change during a quarter. A calendar quarter begins each Jan. 1, April 1, July 1, or Oct. 1. AECC guarantees that when rates for new purchases take effect, the rate will be within a range from 75 to 175 basis points above the average interest rate then published for 12-month certificates of deposit in the BRM(R) National Index(R). For example, if the rate published for a given week in the BRM(R) National Index(R) for 12-month certificates is 3.25%, AECC's rate in effect for new purchases would be between 4% and 5%.

Interest rates may differ for investments of more than $1 million in one or more Series D-1 Investment Certificates by any affiliated company of AECC. When rates for new purchases by any such company take effect, the rate will be within a range from 20 basis points below to 80 basis points above the average interest rate then published for 12-month certificates of deposit in the BRM(R) National Index(R).

The BRM(R) National Index(R) is an index of rates and annual effective yields offered on various length certificates of deposit by large banks and thrifts in large metropolitan areas. The frequency of compounding varies among the banks and thrifts.

Certificates of deposit in the BRM(R) National Index(R) are government-insured fixed-rate time deposits. The BRM(R) National Index(R) is published in the BANK RATE MONITOR, a weekly magazine published by Advertising News Service Inc., an independent national news organization that collects and disseminates information about bank products and interest rates. It is not affiliated with AECC, AEFC, or any of their affiliates.

The publisher of the BRM distributes to national and broadcast news media on a regular weekly basis its current index rates for various terms of certificates of deposit of banks and thrifts.

The BRM periodical may be available in your local library. To obtain information on the current BRM(R) Top 25 Market Average(R) rates, call the Client Service Organization at the telephone numbers listed on the back cover.

Interest is credited to the certificate daily. The rate in effect on the day the contribution is accepted in Minneapolis will apply to the certificate. The interest rate shown near the front of this prospectus may or may not be in effect on the date a participant's contribution is accepted.

Interest for future calendar quarters may be greater or less than the rates for the first quarter. The then prevailing investment climate, including 12-month average certificate of deposit effective yields as reflected in the BRM(R) National Index(R), will be a primary consideration in deciding future rates. Nevertheless, AECC has complete discretion as to what interest it will declare on a Series D-1 Investment Certificate beyond the initial quarter in which the certificate was purchased.

Any investments rolled over from the Series D-1 Investment Certificate to an IRA or 401(k) plan account or other qualified retirement account will be subject to the limits and provisions of that account or plan and applicable tax laws.

4p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

DETERMINING  THE  FACE  AMOUNT  AND  PRINCIPAL  OF  THE  SERIES  D-1  INVESTMENT
CERTIFICATE
The face amount is the amount of the initial investment in the Series D-1 Investment Certificate. At the beginning of each quarter, all interest previously credited to a Series D-1 Investment Certificate and not withdrawn will become part of its principal. For example: if the initial investment in a certificate was $100,000, the face amount would be $100,000. If the certificate earns $1,000 in interest during a quarter and it is not withdrawn, the principal for the next quarter will be $101,000. AECC guarantees your principal.

VALUE AT MATURITY WILL EXCEED FACE AMOUNT
The Series D-1 Investment Certificate matures in 20 years except as provided in "Receiving Cash" under "Using the Series D-1 Investment Certificate." A certificate held to maturity will have had interest declared each quarter over its life. Interest once declared for the quarter will not be reduced. The value at maturity of a certificate held to maturity without withdrawals will exceed the face amount.

EARNING INTEREST
Interest is accrued and credited daily on the Series D-1 Investment Certificate. If a withdrawal is made during a month, interest will be paid to the date of the withdrawal. Interest is compounded at the end of each calendar month. The amount of interest earned each month is determined by applying the daily interest rate then in effect to the daily balance of the Series D-1 Investment Certificate. Interest is calculated on a 360-day year basis.

Using the Series D-1 Investment Certificate

CONTRIBUTIONS TO THE SERIES D-1 INVESTMENT CERTIFICATE
A contribution will be made to the Series D-1 Investment Certificate by the Plan sponsor as directed by the participant. The appropriate Plan Administrator can provide instructions to Plan participants on how to direct Plan contributions to a Series D-1 Investment Certificate. The terms of the Plan and applicable tax laws will limit the amount of contributions made on behalf of a participant or AEFC. You may obtain instructions on how to purchase a Series D-1 Investment Certificate for an IRA from your financial advisor or your local American Express Financial Advisors office or by writing to American Express Financial Advisors Inc., 70200 AXP Financial Center, Minneapolis, MN 55474 or by calling
(800) 862-7919.

Any additional contributions to a Plan or IRA made on behalf of participants or investors who already have a beneficial interest in or related to an American Express Series D-1 Investment Certificate in the same Plan or IRA will be added directly to that certificate, rather than invested in a new certificate.

The Series D-1 Investment Certificate is offered only in connection with the American Express Retirement Plan, the Career Distributors Retirement Plan
(CDRP), the AXP Mutual Funds Profit Sharing Plan of the American Express Funds (the Plans), and the IRAs of persons who retire as full-time employees, financial advisors or district managers of AEFC and its subsidiary companies, the American Express Funds and affiliated companies of AECC. The Plans are for the exclusive benefit of eligible employees and financial advisors of AEFC and its subsidiary companies and the American Express Funds. Any Series D-1 Investment Certificate issued will be owned by and issued in the name of the trustee or custodian of the IRA or Plan except that a certificate issued in conjunction with the CDRP will be issued in the name of AEFC.

Participating employees and advisors have a beneficial interest in or related to the applicable Series D-1 Investment Certificates, but are not the direct owners. The terms of a Plan, as interpreted by the applicable Plan trustee, or AEFC in the case of the CDRP, will determine how a participant's individual account is administered. These terms will likely differ in some aspects from those of the Series D-1 Investment Certificate. The custodian or trustee may change the ownership of any Series D-1 Investment Certificate issued in connection with an "in kind" distribution of benefits from a Plan as described below. Any new custodian or trustee, including any IRA custodian, will be responsible for contacting us to change ownership.

ROLLOVER TO ANOTHER QUALIFIED RETIREMENT PLAN OR TO AN IRA
Unless prohibited by your Plan, any Series D-1 Investment Certificate proceeds distributed in a qualifying distribution from a plan qualified under Internal Revenue Code section 401(a) may be rolled over to another qualified retirement plan or to an IRA. CDRP is a nonqualified deferred compensation plan. Federal tax laws may affect your ability to invest in certain types of retirement accounts. You may wish to consult your tax advisor or your local American Express Tax and Business Services tax professional, where available, for further information.

In addition, under limited circumstances a Series D-1 Investment Certificate may be distributed "in kind" and rolled over to an IRA or qualified retirement plan. An "in kind" distribution will not reduce or extend the certificate's maturity. If an "in kind" distribution is made, the terms and conditions of the Series D-1 Investment Certificate apply to the IRA or qualified retirement plan as the holder of the certificate. The terms of the Plan, as interpreted by the Plan trustee or administrator, will determine how a participant's benefit under the Plan is administered. These terms may differ from the terms of the certificate. A Series D-1 Investment Certificate may only be distributed "in kind" and rolled over to another qualified retirement plan or to an IRA. If you make a withdrawal from a qualified retirement plan or IRA prior to age 591/2, you may be required to pay a federal early distribution penalty tax.

5p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

AECC will withhold federal income taxes of 10% on IRA withdrawals unless you tell us not to. AECC is required to withhold federal income taxes of 20% on most qualified plan distributions, unless the distribution is directly rolled over to another qualified plan or IRA. See your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.

RECEIVING CASH
The following sections briefly describe the limitations upon a participant's ability to withdraw cash from the Series D-1 Investment Certificate. Any such withdrawal could take place after the participant in a Plan (other than CDRP) or an IRA owner has taken an "in kind" distribution of the Series D-1 Investment Certificate.

Federal tax limitations
The following briefly discusses certain federal tax limitations on a participant's ability to take "in kind" distributions. You may wish to consult your tax advisor or your local American Express Tax and Business Services tax professional, where available, for further information.

If a Series D-1 Investment Certificate is distributed to the beneficial owner by the trustee or custodian of a plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, then, unless otherwise elected by the trustee or custodian on a form satisfactory to AECC:

1) the maturity date will be no later than April 1 following the end of the taxable year in which the later of the following occurs:

   a) the beneficial owner attains age 701/2 or, if later, retires; or
   b) distribution of the Series D-1 Investment Certificate is made to the beneficial owner; and

2) the total value of the Series D-1 Investment Certificate will be paid out in equal or substantially equal monthly, quarterly, semiannual or annual payments over a specified period of time which does not extend beyond the life expectancy of the beneficial owner (determined as of the maturity date) or the joint and survivor life expectancy of the beneficial owner and his/her spouse.

If the Series D-1 Investment Certificate is issued in connection with a qualified retirement plan or IRA, (1) the owner must elect a maturity date which is no later than April 1 following the taxable year in which he or she attains age 701/2 or, if later, retires, and (2) the total value of the Series D-1 Investment Certificate will be paid out in equal or substantially equal monthly, quarterly, semiannual or annual payments over a specified period of time which does not extend beyond the owner's life expectancy (determined as of the end of the taxable year in which the owner attains age 701/2 or, if later, retires) or the joint and survivor life expectancy of the owner and his/her spouse. For IRAs, distributions must always begin at age 701/2 and cannot be extended until retirement.

Except as noted above, each of the payout options described is subject to the following general provisions governing payout options:

o All election(s) must be made by written notice in a form acceptable by AECC. The election(s) will become effective on the date(s) chosen.
o No election(s) can be made that will require AECC to make any payment later than 30 years from the date elected; and make any term or periodic interest payment of less than $50.
o After the date of the elected payout option, the owner may elect to receive all or part of the balance left under a payout option. If done only in part, the balance may be left under the elected option.

Payout options
Any time after the issue date of the Series D-1 Investment Certificate if an "in kind" distribution has occurred, including at the time of maturity, a payout option may be elected for all or any part of a Plan investment. The payout options are described below.

Payout options may be changed. The balance remaining in the certificate will continue to accrue interest at the then current rate; the amount transferred to an option will continue to accrue interest at the then current option rate. The maturity date of the balance will not be affected. Notwithstanding the provisions of the payout options herein described, tax laws in effect at the time a payout option is selected and plan provisions may limit the availability of the option.

Withdrawals
Withdrawals can be made from the certificate. To do so, a request must be submitted in a form acceptable to AECC at the address or phone number on the cover of this prospectus. If proceeds from a full or partial surrender are received by a participant and are not rolled over directly to an IRA or qualified retirement plan, mandatory 20% withholding may apply. In addition withdrawals before age 591/2 may be subject to a 10% early withdrawal penalty tax.

Installment payments
Installment payments of $50 or more may be elected. The payment periods designated may be monthly, quarterly, semiannually or annually over a period of more than two years but less than 30 years, but also cannot exceed that permitted under federal tax law. Payments will begin one payment period after the effective date of the payout option. Depending on the size of the payment selected, these payments may include both principal and interest.

Periodic interest payments
Combined interest on the Series D-1 Investment Certificate may be paid in monthly, quarterly, semiannual or annual payments of more than two years but less than 30 years provided the payments are at least $50. The time period selected cannot exceed that permitted under federal tax law.

6p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Deferred interest
At maturity or after any installment or periodic interest payout plan has begun, all or part of the Series D-1 Investment Certificate may be left with AECC to continue to earn interest for an additional period of years. The additional years elected may not exceed 30 years from the date of maturity, and payments must begin by the date on which the participant reaches age 701/2 or, if later, retires.

At its option, AECC may defer for not more than thirty days any payment to which the participant may become entitled prior to the Series D-1 Investment Certificate's maturity. AECC will pay interest on the amount deferred at the rate used in accumulating the reserves for the Series D-1 Investment Certificate for any period of deferment. Any payment by us also may be subject to other deferment as provided by the rules, regulations or orders made by the Securities and Exchange Commission.

AT MATURITY
If an "in kind" distribution has been taken, at the Series D-1 Investment Certificate's maturity, a check will be sent for the remaining value of the certificate. Instead of receiving cash, the Deferred Interest Option, or one of the payout options explained above may be selected.

TRANSFERRING SERIES D-1 INVESTMENT CERTIFICATE OWNERSHIP
While the Series D-1 Investment Certificate is not negotiable, under limited circumstances it can, if eligible, be transferred to a qualified plan or IRA trustee or custodian upon written request. When a trustee or custodian of a Plan or IRA owns the Series D-1 Investment Certificate, the trustee or custodian may request a transfer of the ownership of the Series D-1 Investment Certificate on the books of AECC. A transfer request must be in a form acceptable to the Plan or the IRA custodian and to AECC and received at AECC's home office.

GIVING US INSTRUCTIONS
We must receive proper notice in writing or by telephone of any instructions regarding a certificate.

Proper written notice must:

o  be addressed to our home office,
o  include sufficient information for us to carry out the request, and
o  be signed and dated by all participant(s).

All amounts payable by us in connection with the Series D-1 certificate are payable at our home office unless we advise otherwise.

To give us instructions by telephone, call the Client Service Organization at the telephone numbers listed on the back cover.

Income and Taxes

TAX TREATMENT OF THIS INVESTMENT
Interest paid to the Series D-1 Investment Certificate is generally not taxable until a participant begins to make withdrawals.

Rules regarding Plan distributions and other aspects of the Series D-1 Investment Certificate are complicated. We recommend that participants consult their own tax advisor or local American Express Tax and Business Services tax professional, where available, to determine how the rules may apply to their individual situation.

WITHHOLDING TAXES
According to federal tax laws, you must provide us with your correct Taxpayer Identification Number (TIN). This number is your Social Security number. You must certify your TIN under penalties of perjury on your application when you open an account. If you do not provide this number, we may be required to withhold a portion of your interest income and certain other payments, including distributions from a retirement account or qualified plan. Be sure your correct taxpayer identification number is provided.

If you supply an incorrect taxpayer identification number, the IRS may assess a $50 penalty against you.

How Your Money Is Used and Protected

INVESTED AND GUARANTEED BY AECC

AECC, a wholly owned subsidiary of AEFC, issues the Series D-1 Investment Certificate in the name of the custodian of the IRA, trustee of a Plan or in the case of the CDRP of AEFC, to AEFC as the sponsor of the plan, or to an affiliated company of AECC. We are by far the largest issuer of face-amount certificates in the United States, with total assets of more than $4.6 billion and a net worth in excess of $263 million on Dec. 31, 2001.


We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

o  interest to certificate owners, and
o various expenses, including taxes, fees to AEFC for advisory and other services and distribution fees to American Express Financial Advisors Inc.

7p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

For a review of significant events relating to our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our certificates are not rated by a national rating agency.

Most banks and thrifts offer investments known as certificates of deposit that are similar to our certificates in many ways. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the deposited money to individuals, businesses and other enterprises. Other financial institutions may offer investments with comparable combinations of safety and return on investment.

REGULATED BY GOVERNMENT
Because the American Express Series D-1 Investment Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. (It is a face-amount certificate -- not a bank product, an equity investment, a form of life insurance or an investment trust.)


The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 2001, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than $418 million.


As a condition to regulatory relief from the SEC, AECC has agreed to maintain capital and surplus equal to 5% of outstanding liabilities on certificates (not including loans made on certificates in accordance with terms of some certificates that no longer are offered by AECC). AECC is not obliged to continue to rely on the relief and continue to comply with the conditions of the relief. Similarly, AECC has entered into a written, informal understanding with the Minnesota Commerce Department that AECC will maintain capital equal to 5% of the assets of AECC (less any loans on outstanding certificates). When computing its capital for these purposes, AECC values its assets on the basis of statutory accounting for insurance companies rather than generally accepted accounting principles.

BACKED BY OUR INVESTMENTS

Our investments are varied and of high quality. This was the composition of our portfolio as of Dec. 31, 2001:


Type of investment                             Net amount invested

 Corporate and other bonds                            38%
 Government agency bonds                              48
 Preferred stocks                                      4
 Mortgages                                             8
 Cash and cash equivalents                             2

As of Dec. 31, 2001, about 98% of our securities portfolio (bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3B to the financial statements.

Most of our investments are on deposit with American Express Trust Company (formerly IDS Trust Company), Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 2001 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.


INVESTMENT POLICIES
In deciding how to diversify the portfolio -- among what types of investments in what amounts -- the officers and directors of AECC use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Debt securities
Most of our investments are in debt securities as referenced in the table in "Backed by Our Investments" under "How Your Money Is Used and Protected." The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to the ability of a company to pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds.

Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds, AECC relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in AECC's Portfolio will be rated investment grade, or in the opinion of AECC's investment advisor will be the equivalent of investment grade. Under normal circumstances, AECC will not purchase any security rated below B- by Moody's Investors Service, Inc. or Standard & Poor's Corporation. Securities that are subsequently downgraded in quality may continue to be held by AECC and will be sold only when AECC believes it is advantageous to do so.


As of Dec. 31, 2001, AECC held about 2% of its investment portfolio (including bonds, preferred stocks and mortgages) in investments rated below investment grade.


8p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Purchasing securities on margin
We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities
We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

Underwriting
We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter under federal securities laws.

Borrowing money
From time to time we have established a line of credit if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time. There is no limit on the extent to which we may borrow money, except that borrowing must be through the sale of certificates, or must be short-term and privately arranged and not intended to be publicly offered.

Real estate
We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans secured by real estate. We expect that equity investments in real estate, either directly or through a subsidiary of AECC, will be less than five percent of AECC's assets.

Lending securities
We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed ten percent of AECC's assets.

When-issued securities

Some of our investments in debt securities and loans originated by banks or investment banks are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these investments are issued and delivered to us. We generally do not pay for these investments or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. AECC's ability to invest in when-issued investments is not limited except by its ability to set aside cash or high quality investments to meet when-issued commitments. When-issued investments are subject to market fluctuations and they may affect AECC's investment portfolio the same as owned securities.


Financials transactions including hedges
We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. AECC may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with AECC's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. There is not a limit on AECC's ability to enter into financial transactions to manage the interest rate risk associated with AECC's assets and liabilities, but AECC does not foresee a likelihood that it will be feasible to hedge most or all of its assets or liabilities. We do not use derivatives for speculative purposes.

Illiquid securities
A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however, can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. AECC's investment advisor will follow guidelines established by the board and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of AECC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, AECC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Restrictions: There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

9p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

How Your Money Is Managed

RELATIONSHIP BETWEEN AECC AND AMERICAN EXPRESS FINANCIAL CORPORATION
AECC was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face-amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, changed its name to IDS Certificate Company on April 2, 1984, and to American Express Certificate Company on April 26, 2000.

AECC files reports on Forms 10-K and 10-Q with the SEC. The public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Before AECC was created, AEFC (formerly known as IDS Financial Corporation), our parent company, had issued similar certificates since 1894. As of Jan. 1, 1995, IDS Financial Corporation changed its name to AEFC. AECC and AEFC have never failed to meet their certificate payments.


During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of Dec. 31, 2001, AEFC managed or administered investments, including its own, of more than $253 billion. American Express Financial Advisors Inc., a wholly owned subsidiary of AEFC, provides a broad range of financial planning services for individuals and businesses through its nationwide network of more than 600 supervisory offices, more than 3,800 branch offices and 10,200 financial advisors. American Express Financial Advisors' financial planning services are comprehensive, beginning with a detailed written analysis that's tailored to your needs. Your analysis may address one or all of these six essential areas: financial position, protection planning, investment planning, income tax planning, retirement planning and estate planning.


AEFC itself is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:

o travel related services (including American Express(R) Card operations through American Express Travel Related Services Company, Inc. and its subsidiaries); and
o international banking services (through American Express Bank Ltd. and its subsidiaries) and Travelers Cheque and related services.

American Express Financial Advisors Inc. is not a bank, and the securities offered by it, such as face-amount certificates issued by AECC, are not backed or guaranteed by any bank, nor are they insured by the FDIC.

CAPITAL STRUCTURE AND CERTIFICATES ISSUED
AECC has authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.


For fiscal year ended Dec. 31, 2001, AECC had issued (in face amount) $85,900,891 of installment certificates and $1,851,545,013 of single payment certificates. As of Dec. 31, 2001, AECC had issued (in face amount) $13,831,161,154 of installment certificates and $23,235,188,761 of single payment certificates since its inception in 1941.


INVESTMENT MANAGEMENT AND SERVICES
Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

o  providing investment research;
o  making specific investment recommendations; and
o executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or AECC as defined in the federal Investment Company Act of 1940.

10p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets).

Advisory and services fee computation

Included assets                           Percentage of total book value
 First $250 million                                     0.750%
 Next $250 million                                      0.650
 Next $250 million                                      0.550
 Next $250 million                                      0.500
 Any amount over $1 billion                             0.107


Included assets are all assets of AECC except mortgage loans, real estate, and any other asset on which we pay an outside advisory or a service fee. The fee paid to AEFC for managing and servicing bank loans is 0.35%.


Advisory and services fees for the past three years were

Year                    Total fees         Percentage of included assets

 2001                   $9,248,275                      0.24%
 2000                   $8,778,883                      0.25
 1999                   $8,691,974                     _0.26

Estimated advisory and services fees for 2002 are $3,508,000.


Other expenses payable by AECC: The Investment Advisory and Services Agreement provides that we will pay:

o  costs incurred by us in connection with real estate and mortgages;
o  taxes;
o  depository and custodian fees;
o  brokerage commissions;
o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;
o  fees and expenses of our directors who are not officers or employees of AEFC;
o provision for certificate reserves (interest accrued on certificate holder accounts); and
o  expenses of customer settlements not attributable to any sales function.

DISTRIBUTION
Under a Distribution Agreement with American Express Financial Advisors Inc. we pay an annual fee of $100 for the distribution of this certificate.

This fee is not assessed to your certificate account.

TRANSFER AGENT
Under a Transfer Agency Agreement, American Express Client Service Corporation (AECSC), a wholly-owned subsidiary of AEFC, maintains certificate owner accounts and records. AECC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.

EMPLOYMENT OF OTHER AMERICAN EXPRESS AFFILIATES
AEFC may employ another affiliate of American Express as executing broker for our portfolio transactions only if:

o we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;
o the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

o the affiliate's employment is consistent with the terms of the federal securities laws.


11p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

DIRECTORS AND OFFICERS
AECC's sole shareholder, AEFC, elects the board of directors that oversees AECC's operations. The board annually elects the directors, chairman, president and controller for a term of one year. The president appoints the other executive officers.


We paid a total of $34,000 during 2001 to directors not employed by AEFC.


Independent Board Members

Name, address, age               Position held with     Principal            Other               Committee
                                 Registrant and         occupations during   directorships       memberships
                                 length of service      past 5 years
-------------------------------- ---------------------- -------------------- ------------------- ------------------

Rodney P. Burwell                Board member since     Chairman, Xerxes     Fairview            Dividend
7901 Xerxes Avenue South,        1999                   Corporation          Corporation, TCF
Suite 201                                               (fiberglass          Financial, IPI
Bloomington, MN 55431                                   storage tanks)
Born in 1939
-------------------------------- ---------------------- -------------------- ------------------- ------------------
Jean B. Keffeler                 Board member since     Retired business
3424 Zenith Avenue South         1999                   executive
Minneapolis, MN 55416
Born in 1945
-------------------------------- ---------------------- -------------------- ------------------- ------------------
Thomas R. Mc Burney              Board member since     President,           The Valspar         Dividend
1700 Foshay Tower                1999                   McBurney             Corporation
821 Marquette Ave.                                      Management Advisors  (paints), Wegner
Minneapolis, MN 55402                                                        Corporation,
Born in 1938                                                                 Meritex
                                                                             Enterprises and
                                                                             Greenspring
                                                                             Corporation
-------------------------------- ---------------------- -------------------- ------------------- ------------------

Board Members Affiliated with American Express Certificate Company

Name, address, age               Position held with     Principal            Other               Committee
                                 Registrant and         occupations during   directorships       memberships
                                 length of service      past 5 years
-------------------------------- ---------------------- -------------------- ------------------- ------------------
Kent M. Bergene                  Board member since     Vice president -
435 AXP Financial Center         June 2001              Products Group of
Minneapolis, MN 55474                                   AEFC, director -
Born in 1958                                            Variable Annuity
                                                        Products, actuary
                                                        - Variable Assets
                                                        Business
                                                        Development
-------------------------------- ---------------------- -------------------- ------------------- ------------------
Paula R. Meyer                   Board member and       Vice president and                       Dividend,
596 AXP Financial Center         president since 1998   Managing Director                        Investment
Minneapolis, MN 55474                                   - American Express
Born in 1954                                            Funds, vice
                                                        president - AEFC,
                                                        president - Piper
                                                        Capital Management
                                                        (PCM), director of
                                                        marketing of PCM
-------------------------------- ---------------------- -------------------- ------------------- ------------------

Executive Officers

Name, address, age               Position held with     Principal            Other               Committee
                                 Registrant and         occupations during   directorships       memberships
                                 length of service      past 5 years
-------------------------------- ---------------------- -------------------- ------------------- ------------------
Paula R. Meyer                   Board member and       Vice president and                       Dividend,
596 AXP Financial Center         president since 1998   Managing Director                        Investment
Minneapolis, MN 55474                                   - American Express
Born in 1954                                            Fund, vice
                                                        president - AEFC,
                                                        president - Piper
                                                        Capital Management
                                                        (PCM), director of
                                                        marketing of PCM
-------------------------------- ---------------------- -------------------- ------------------- ------------------
Lorraine R. Hart                                        Vice president -                         Investment
53643 AXP Financial Center                              Investments
Minneapolis, MN 55474
Born in 1951
-------------------------------- ---------------------- -------------------- ------------------- ------------------


12p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Executive Officers (continued)

Name, address, age               Position held with     Principal            Other               Committee
                                 Registrant and         occupations during   directorships       memberships
                                 length of service      past 5 years
-------------------------------- ---------------------- -------------------- ------------------- ------------------

Eileen J. Newhouse               Vice president,        Vice President and
50607 AXP Financial Center       general counsel, and   Group Counsel -
Minneapolis, MN 55474            secretary since        AEFC
Born in 1955                     March 2002
-------------------------------- ---------------------- -------------------- ------------------- ------------------
David L. Yowan                   Vice president and     Senior vice
40 Wall Street 19th Floor        treasurer since        president and
New York, NY 10004               April 2000             assistant
(temporary)                                             treasurer -
Born in 1957                                            American Express
                                                        Company, Senior
                                                        portfolio and risk
                                                        management officer
                                                        - North American
                                                        Consumer Bank of
                                                        Citigroup
-------------------------------- ---------------------- -------------------- ------------------- ------------------
Philip C. Wentzel                Vice president and     Vice president -
805 AXP Financial Center         controller since 2000  Finance, Insurance
Minneapolis, MN 55474                                   Products of AEFC,
Born in 1961                                            vice president and
                                                        controller of IDS
                                                        Life, Director of
                                                        Financial
                                                        Reporting and
                                                        Analysis - IDS Life
-------------------------------- ---------------------- -------------------- ------------------- ------------------


The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

AECC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

INDEPENDENT AUDITORS
A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request.


Ernst & Young LLP, Minneapolis, has audited our financial statements at Dec. 31, 2001 and 2000 and for each of the years in the three-year period ended Dec. 31, 2001. These statements are included in this prospectus. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and AECC.


13p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Appendix

Description of corporate bond ratings
Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's Corporation are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA -- Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA -- Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A -- Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB -- Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB -- Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B -- Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC -- Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC -- Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C -- Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D -- Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.

Non-rated securities will be considered for investment. When assessing each non-rated security, AECC will consider the financial condition of the issuer or the protection afforded by the terms of the security.

14p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Annual Financial Information

SUMMARY OF SELECTED FINANCIAL INFORMATION
The following selected financial information has been derived from the audited financial statements and should be read in conjunction with those statements and the related notes to financial statements. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional comments.

Year Ended Dec. 31, ($ thousands)          2001          2000       1999         1998         1997
Statements of Operations Data
Investment income                       $  261,523   $  266,106  $  254,344   $  273,135   $  258,232
Investment expenses                        101,228       87,523      77,235       76,811       70,137
                                           -------       ------      ------       ------       ------
Net investment income before provision
  for certificate reserves and income
  tax benefit (expense)                    160,295      178,583     177,109      196,324      188,095
Net provision for certificate reserves     155,387      155,461     138,555      167,108      165,136
                                           -------      -------     -------      -------      -------
Net investment income before income
  tax benefit (expense)                      4,908       23,122      38,554       29,216       22,959
Income tax benefit (expense)                 3,348          (14)     (4,615)         265        3,682
                                             -----          ---      ------          ---        -----
Net investment income                        8,256       23,108      33,939       29,481       26,641
                                             -----       ------      ------       ------       ------
Net realized (loss) gain on investments
  in securities of unaffiliated
  issuers before income taxes              (92,375)     (10,110)      1,250        5,143          980
Income tax benefit (expense)                32,331        3,539        (437)      (1,800)        (343)
                                            ------        -----        ----       ------         ----
Net realized (loss) gain on investments    (60,044)      (6,571)        813        3,343          637
Net income -- wholly owned subsidiary           --           --           4        1,646          328
Cumulative effect of accounting change        (397)          --          --           --           --
                                            ------        -----        ----       ------         ----
Net income                              $  (52,185)  $   16,537  $   34,756   $   34,470   $   27,606
                                        ----------   ----------  ----------   ----------   ----------

Cash Dividends Declared
                                        $       --   $    5,000  $   40,000   $   29,500   $       --
Capital Dividends Declared
                                        $  166,906   $       --  $       --   $       --   $       --
Capital Contributions
                                        $  240,000   $       --  $       --   $       --   $       --

Balance Sheet Data
Total assets                            $4,628,353   $4,032,745  $3,761,068   $3,834,244   $4,053,648
Certificate loans                           21,807       25,547      28,895       32,343       37,098
Certificate reserves                     4,159,926    3,831,059   3,536,659    3,404,883    3,724,978
Stockholder's equity                       263,005      166,514     141,702      222,033      239,510
                                           -------      -------     -------      -------      -------

American Express Certificate Company (AECC) is 100% owned by American Express Financial Corporation (Parent).


15p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations
American Express Certificate Company's (AECC) earnings are derived primarily from the after-tax yield on invested assets less investment expenses and interest credited on certificate reserve liabilities, as well as realized investment gains or losses. Changes in earnings' trends occur largely due to changes in the rates of return on investments, the rates of interest credited to certificate owner accounts, changes in the mix of fully taxable and tax-advantaged investments in the AECC portfolio and from the realization of investment gains or losses.

During 2001, total assets and certificate reserves increased $596 million and $329 million, respectively. The increase in total assets resulted primarily from capital contributions from Parent of $240 million, an increase in net unrealized appreciation on available-for-sale securities of $125 million and certificate payments exceeding certificate maturities and surrenders by $185 million. The increase in certificate reserves resulted primarily from interest accruals of $155 million and the total certificate payments being greater than the maturities and surrenders.

During 2000, total assets and certificate reserves increased $272 million and $294 million, respectively. The increase in total assets resulted primarily from certificate payments exceeding certificate maturities and surrenders. The increase in certificate reserves resulted primarily from interest accruals of $148 million and certificate sales exceeding certificate maturities and surrenders by $146 million.

2001 compared to 2000
Gross investment income decreased 1.7% due primarily to lower rates of return on invested assets, and adjustments to interest income on investments in certain structured securities.

Investment expenses increased 15.7% in 2001. The increase resulted primarily from higher interest rate swap expense of $17.6 million partially offset by lower index options expense.

The net provision for certificate reserves remained relatively flat to 2000 levels as lower accrual rates offset the impact from the growth in certificate reserves during 2001.

During 2001, AECC experienced net pretax realized losses on investments of $92.4 million vs. $10.1 million of pretax losses in 2000. The losses for the year are primarily composed of a $36.9 million loss to recognize the impact of higher default assumptions used to determine impairment on rated structured investments and a $57.1 million loss on high-yield securities. The write-downs of these investments are associated with AECC's decision to reduce its holdings of high-yield investments and rebalance the fixed maturity investment portfolio towards higher quality, less volatile holdings.

The increase in income tax benefit resulted from lower pretax income, primarily due to the investment losses realized during 2001.

16p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

2000 compared to 1999
Gross investment income increased 4.6% due primarily to a higher average balance of invested assets.

Investment expenses increased 13.3% in 2000. The increase resulted primarily from the net of higher amortization of premiums paid for index options of $12.3 million and lower interest expense on interest rate swap and reverse repurchase agreements of $1.1 million and $.6 million, respectively.

Net provision for certificate reserves increased 12.2% due primarily to higher accrual rates and a higher average balance of certificate reserves during 2000.

The decrease in income tax benefit resulted primarily from less tax-advantaged investment income.

Liquidity and cash flow
AECC's principal sources of cash are receipts from sales of face-amount certificates and cash flows from investments. In turn, AECC's principal uses of cash are payments to certificate owners for matured and surrendered certificates, purchase of investments and dividend payments to its Parent.

Certificate sales continued to be strong in 2001, reflecting clients' ongoing desire for safety of principal. Sales of certificates totaled $1.9 billion in 2001 compared to $1.5 billion in both 2000 and 1999. The higher certificate sales in 2001 over 2000 resulted primarily from special promotions of the seven-month term American Express Flexible Savings Certificate, which produced sales of $388 million in 2001. Certificate sales in 2000 compared to 1999 benefited from higher sales of the American Express Market Strategy Certificate and American Express Investors Certificate of $95 million and $118 million, respectively.

Certificate maturities and surrenders totaled $1.7 billion during 2001, compared to $1.5 billion in 2000 and $1.7 billion in 1999. The higher certificate maturities and surrenders in 2001, compared to 2000, resulted primarily from higher surrenders of American Express Flexible Savings Certificates.

AECC, as an issuer of face-amount certificates, is impacted whenever there is a significant change in interest rates. In view of the continued uncertainty in the investment markets and due to the short-term repricing nature of certificate reserve liabilities, AECC continues to invest in securities that provide for more immediate, periodic interest/principal payments, resulting in improved liquidity. To accomplish this, AECC continues to invest much of its cash flow in intermediate-term bonds and mortgage-backed securities. In addition, AECC enters into interest rate swap contracts to hedge the risk of rising interest rates on a portion of the Certificate products.

17p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

AECC's investment program is designed to maintain an investment portfolio that will produce the highest possible after-tax yield within acceptable risk and liquidity parameters. The program considers investment securities as investments acquired to meet anticipated certificate owner obligations.

At December 31, 2001, approximately 1.7% of AECC's invested assets were below investment grade bonds, compared to 8.5% at December 31, 2000. The industry wide default rate on below investment grade bonds in 2001 increased over 2000 levels. As described earlier, AECC recognized approximately $57.1 million in losses on these below investment grade bonds, largely associated with AECC's decision to reduce its holdings of high-yield investments and rebalance the fixed maturity investment portfolio towards higher quality, less volatile holdings. Additional investment security losses through 2002 are possible but the amount of any such losses is dependent on a number of factors and cannot be estimated at this time.* AECC's management believes that there will be no adverse impact on the certificate owners of any such losses.*

Debt securities that AECC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities AECC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available-for-sale and carried at fair value. The available-for-sale classification does not mean that AECC expects to sell these securities, but that these securities are available to meet possible liquidity needs should there be significant changes in market interest rates or certificate owner demand. See notes 1 and 3 to the financial statements for additional information relating to investments.

Due to changes to the rules for hedging investments, as described later, the transition provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, permitted held-to-maturity securities to be reclassified at the date of adoption to available-for-sale or trading. AECC adopted SFAS No. 133 effective January 1, 2001 and reclassified all its held-to-maturity securities to available-for-sale.

At December 31, 2001, securities classified as available-for-sale were carried at a fair market value of $4.1 billion. The fixed maturity securities comprise 88% of AECC's total invested assets. Of these securities, approximately 98% are of investment grade. Other than U.S Government Agency mortgage-backed securities, no one issuer represents more than 1% of total securities. See note 3 to financial statements for additional information on ratings and diversification.

*Statements in this discussion and analysis of AECC's financial condition and results of operations marked with an asterisk are forward-looking statements, which are subject to risks and uncertainties. Important factors that could cause results to differ materially from these forward-looking statements include, among other things, changes in the industry-wide and AECC's default rate on below investment grade bonds over the next several months and beyond, changes in economic conditions, such as a recession or a substantial increase in prevailing interest rates, or other factors that could cause a slowdown in the economy, and changes in government regulation that affects the ability of issuers to repay their debt.

18p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

In 2001, available-for-sale securities sold had amortized cost and fair values of $1.8 billion and $1.7 billion, respectively.

In July 2000, the Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) issued a consensus on Issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets". The Company elected to early adopt the consensus as of January 1, 2001. Issue 99-20 prescribes new procedures for recording interest income and measuring impairment on retained and purchased beneficial interests. The consensus primarily affects certain structured securities. Although there was no significant impact resulting from the adoption of Issue 99-20, the Company holds structured securities that are accounted for under Issue 99-20.

During the fourth quarter of 2001, AECC paid a $167 million dividend to American Express Financial Corporation (AEFC) by transferring at book value certain Collateralized Debt Obligation (CDO) securities owned by AECC. In part, the dividend was paid to allow AEFC to transfer the CDO securities and related accrued interest into a securitization trust. Additionally, AECC received $240 million in total cash as capital contributions from AEFC during 2001.

Market risk and derivative financial instruments
The sensitivity analysis of two different tests of market risk discussed below estimate the effects of hypothetical sudden and sustained changes in the applicable market conditions on the ensuing year's earnings based on year-end positions. The market changes, assumed to occur as of year-end, are a 100 basis point increase in market interest rates and a 10% decline in a major stock market index. Computation of the prospective effects of hypothetical interest rate and major stock market index changes are based on numerous assumptions, including relative levels of market interest rates and the major stock market index level, as well as the levels of assets and liabilities. The hypothetical changes and assumptions presented will be different than what actually occurs in the future.

Furthermore, the computations do not anticipate actions that may be taken by management if the hypothetical market changes actually occurred over time. As a result, actual earnings effects in the future will differ from those quantified below.

AECC primarily invests in intermediate-term and long-term fixed income securities to provide its certificate owners with a competitive rate of return on their certificate while managing risk. These investment securities provide AECC with a historically dependable and targeted margin between the interest rate earned on investments and the interest rate credited to certificate owners' accounts. AECC does not invest in securities to generate trading profits for its own account.

AECC's Investment Committee, which is comprised of senior business managers, meets regularly to review models projecting various interest rate scenarios and risk/return measures and their impact on AECC's profitability. The committee's objectives are to structure AECC's portfolio of investment securities based upon the type and behavior of the certificates in the certificate reserve liabilities, to achieve targeted levels of profitability within defined risk parameters and to meet certificate contractual obligations.

19p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Rates credited to certificate owners' accounts are generally reset at shorter intervals than the maturity of underlying investments. Therefore, AECC's margins may be negatively impacted by increases in the general level of interest rates. Part of the committee's strategy includes entering into interest rate swaps to hedge interest rate risk. AECC's goal is to manage interest rate sensitivity by modifying the repricing characteristics of certificate liabilities so that the interest credited to related investment certificate owners is not adversely affected by movements in interest rates.

On three series of certificates, interest is credited to the certificate owners' accounts based upon the relative change in a major stock market index between the beginning and end of the certificates' terms. To meet the obligations related to the provisions of these certain certificates, the company purchases and writes index call options on the major stock market index.

SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Changes in the fair value of a derivative are recorded in earnings or directly to equity, depending on the instrument's designated use. Those derivative instruments that are designated and qualify as hedging instruments under SFAS No. 133 are further classified as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation, based upon the exposure being hedged. See note 9 for further discussion of the Company's derivative and hedging activities.

The negative impact on AECC's pretax earnings of the 100 basis point increase in interest rates, which assumes repricings and customer behavior based on the application of proprietary models, to the book of business at December 31, 2001 and 2000, would be approximately $2.2 million and $3.4 million for 2001 and 2000, respectively. The 10% decrease in a major stock market index level would have a minimal impact on AECC's pretax earnings as of December 31, 2001 and 2000, because the income effect is a decrease in option income and a corresponding decrease in interest credited to the American Express Stock Market Certificate, American Express Market Strategy Certificate and American Express Equity Indexed Savings Certificate owners' accounts.

Ratios
The ratio of stockholder's equity, excluding accumulated other comprehensive income (loss) net of tax, to total assets less certificate loans and net unrealized holding gains/losses on investment securities (capital to asset ratio) at December 31, 2001 and 2000, was 5.2% and 5.4%, respectively. Under an informal agreement established with the Commissioner of Commerce for the State of Minnesota, AECC has agreed to maintain at all times a minimum capital to assets ratio of 5.0%.

20p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

AMERICAN EXPRESS CERTIFICATE COMPANY RESPONSIBILITY FOR PREPARATION OF FINANCIAL STATEMENTS
The management of American Express Certificate Company (AECC) is responsible for the preparation and fair presentation of its financial statements. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States which are appropriate in the circumstances, and include amounts based on the best judgment of management. AECC's management is also responsible for the accuracy and consistency of other financial information included in the prospectus.

In recognition of its responsibility for the integrity and objectivity of data in the financial statements, AECC maintains a system of internal control over financial reporting. The system is designed to provide reasonable, but not absolute, assurance with respect to the reliability of AECC's financial statements. The concept of reasonable assurance is based on the notion that the cost of internal control should not exceed the benefits derived.

Internal control is founded on an ethical climate and includes an organizational structure with clearly defined lines of responsibility, policies and procedures, a Code of Conduct, and the careful selection and training of employees. Internal auditors monitor and assess the effectiveness of internal control and report their findings to management throughout the year. AECC's independent auditors are engaged to express an opinion on the year-end financial statements and, with the coordinated support of the internal auditors, review the financial records and related data and test internal controls over financial reporting.


21p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Report of Independent Auditors

THE BOARD OF DIRECTORS AND SECURITY HOLDERS
AMERICAN EXPRESS CERTIFICATE COMPANY

We have audited the accompanying balance sheets of American Express Certificate Company, a wholly owned subsidiary of American Express Financial Corporation, as of December 31, 2001 and 2000, and the related statements of operations, comprehensive income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the management of American Express Certificate Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 2001 and 2000 by correspondence with custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Express Certificate Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.




/s/ ERNST & YOUNG LLP
    Minneapolis, Minnesota
    January 25, 2002

22p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Financial Statements

Balance Sheets, December 31,

Assets
($ thousands)                                                             2001           2000
Qualified Assets (note 2)
Investments in unaffiliated issuers (notes 3, 4 and 10):
   Cash and cash equivalents                                          $   72,817      $   58,711
   Held-to-maturity securities                                                --         317,732
   Available-for-sale securities                                       4,073,901       3,122,950
   First mortgage loans on real estate                                   343,434         358,575
   Certificate loans -- secured by certificate reserves                   21,807          25,547
Investments in and advances to affiliates                                    422             422
                                                                             ---             ---
Total investments                                                      4,512,381       3,883,937
                                                                       ---------       ---------
Receivables:
   Dividends and interest                                                 38,298          47,901
   Investment securities sold                                             21,500           1,070
                                                                          ------           -----
Total receivables                                                         59,798          48,971
                                                                          ------          ------
Other (note 9)                                                            48,393          53,015
                                                                          ------          ------
Total qualified assets                                                 4,620,572       3,985,923
                                                                       ---------       ---------
Other Assets
Deferred federal income taxes, net (note 8)                                   --          30,501
Due from Parent for federal income taxes                                      --           7,016
Deferred distribution fees and other                                       7,781           9,305
                                                                           -----           -----
Total other assets                                                         7,781          46,822
                                                                           -----          ------
Total assets                                                          $4,628,353      $4,032,745
                                                                      ==========      ==========

23p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Liabilities and Stockholder's Equity
($ thousands, except share amounts)                                            2001          2000
Liabilities
Certificate Reserves (note 5):
   Installment certificates:
      Reserves to mature                                                   $  193,175     $  215,971
      Additional credits and accrued interest                                   5,082          7,088
      Advance payments and accrued interest                                       645            697
      Other                                                                        33             55
   Fully paid certificates:
      Reserves to mature                                                    3,900,824      3,537,832
      Additional credits and accrued interest                                  59,948         69,155
   Due to unlocated certificate holders                                           219            261
                                                                            ---------      ---------
Total certificate reserves                                                  4,159,926      3,831,059
                                                                            ---------      ---------
Accounts Payable and Accrued Liabilities:
   Due to Parent (note 7)                                                         878            771
   Due to Parent for federal income taxes                                       1,774             --
   Due to other affiliates (note 7)                                               587            730
   Deferred federal income taxes, net (note 8)                                    404             --
   Payable for investment securities purchased                                163,507          1,946
   Other (notes 9 and 10)                                                      38,272         31,725
                                                                            ---------      ---------
Total accounts payable and accrued liabilities                                205,422         35,172
                                                                            ---------      ---------
Total liabilities                                                           4,365,348      3,866,231
                                                                            ---------      ---------
Commitments (note 4)
 Stockholder's Equity (notes 5 and 6)
Common stock, $10 par -- authorized and issued 150,000 shares                   1,500          1,500
Additional paid-in capital                                                    383,844        143,844
Retained earnings (deficit):
   Appropriated for predeclared additional credits/interest                     1,123          2,684
   Appropriated for additional interest on advance payments                        15             15
   Unappropriated                                                            (146,593)        70,937
Accumulated other comprehensive income (loss) -- net of tax (note 1)           23,116        (52,466)
                                                                            ---------      ---------
Total stockholder's equity                                                    263,005        166,514
                                                                            ---------      ---------
Total liabilities and stockholder's equity                                 $4,628,353     $4,032,745
                                                                           ==========     ==========

See notes to financial statements.

24p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Statements of Operations

Year ended Dec. 31, ($ thousands)                            2001        2000          1999
Investment Income
Interest income from unaffiliated investments:
   Bonds and notes                                        $214,534    $204,923       $188,062
   Mortgage loans on real estate                            25,133      26,675         27,294
   Certificate loans                                         1,293       1,471          1,662
Dividends                                                   19,986      32,478         35,228
Other                                                          577         559          2,098
                                                           -------     -------        -------
Total investment income                                    261,523     266,106        254,344
                                                           -------     -------        -------
Investment Expenses
Parent and affiliated company fees (note 7):
   Distribution                                             30,924      31,209         31,484
   Investment advisory and services                          9,248       8,779          8,692
   Transfer agent                                            3,161       3,300          3,572
   Depository                                                  285         254            238
Options (note 9)                                            39,510      43,430         31,095
Repurchase agreements                                           52         124            677
Interest rate swap agreements (note 9)                      17,616          17          1,146
Other                                                          432         410            331
                                                           -------     -------        -------
Total investment expenses                                  101,228      87,523         77,235
                                                           -------     -------        -------
Net investment income before provision for certificate
   reserves and income tax benefit (expense)               160,295     178,583        177,109
                                                           -------     -------        -------
Provision for Certificate Reserves (notes 5 and 9)
According to the terms of the certificates:
   Provision for certificate reserves                       10,321      12,599         11,493
   Interest on additional credits                              597         714            874
   Interest on advance payments                                 34          33             33
Additional credits/interest authorized by AECC:
   On fully paid certificates                              138,020     134,633        118,371
   On installment certificates                               7,559       8,483          8,676
                                                           -------     -------        -------
Total provision for certificate reserves
   before reserve recoveries                               156,531     156,462        139,447
Reserve recoveries from terminations
   prior to maturity                                        (1,144)     (1,001)          (892)
                                                           -------     -------        -------
Net provision for certificate reserves                     155,387     155,461        138,555
                                                           -------     -------        -------
Net investment income before income
   tax benefit (expense)                                     4,908      23,122         38,554
Income tax benefit (expense) (note 8)                        3,348         (14)        (4,615)
                                                           -------     -------        -------
Net investment income                                        8,256      23,108         33,939
                                                           -------     -------        -------
Net realized (loss) gain on investments
Securities of unaffiliated issuers
   before income tax expense                               (92,375)    (10,110)         1,250
                                                           -------     -------        -------
Income tax benefit (expense) (note 8):
   Current                                                  36,320        (537)        (1,151)
   Deferred                                                 (3,989)      4,076            714
                                                           -------     -------        -------
Total income tax benefit (expense)                          32,331       3,539           (437)
                                                           -------     -------        -------
Net realized (loss) gain on investments                    (60,044)     (6,571)           813
                                                           -------     -------        -------
Cumulative effect of accounting change
   (net of income tax benefit of $214)                        (397)         --             --
Net income -- wholly owned subsidiary                           --          --              4
                                                           -------     -------        -------
Net (loss) income                                        $ (52,185)   $ 16,537       $ 34,756
                                                         =========    ========       ========

See notes to financial statements.

25p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Statements of Comprehensive Income (Loss)

Year ended Dec. 31, ($ thousands)                                                 2001         2000       1999
Net (loss) income                                                              $(52,185)     $16,537   $  34,756
                                                                               --------      -------   ---------
Other comprehensive income (loss) net of tax (note 1)
Cumulative effect of accounting change (note 1)                                  (2,187)          --          --
Unrealized gains (losses) on available-for-sale securities:
   Unrealized holding gains (losses) arising during year                         19,959       21,840    (112,460)
   Income tax (expense) benefit                                                  (6,986)      (7,644)     39,361
                                                                                 ------       ------      ------
   Net unrealized holding gains (losses) arising during the period               12,973       14,196     (73,099)
                                                                                 ------       ------     -------
   Reclassification adjustment for losses (gains) included in net income        101,754       (1,417)     (3,058)
   Income tax (benefit) expense                                                 (35,614)         496       1,070
                                                                                -------          ---       -----
   Net reclassification adjustment for losses (gains) included in net income     66,139         (921)     (1,988)
                                                                                 ------         ----      ------
Net unrealized gains (losses) on available-for-sale securities                   79,113       13,275     (75,087)
Unrealized losses on interest rate swaps:
   Unrealized losses arising during the period                                  (19,683)          --          --
   Income tax benefit                                                             6,889           --          --
                                                                                 ------         ----      ------
   Net unrealized holding losses arising during the period                      (12,794)          --          --
                                                                                 ------         ----      ------
   Reclassification adjustment for losses included in net income                 17,616           --          --
   Income tax benefit                                                            (6,166)          --          --
                                                                                 ------         ----      ------
   Net reclassification adjustment for losses included in net loss               11,450           --          --
                                                                                 ------         ----      ------
Net unrealized (losses) on interest rate swaps                                   (1,344)          --          --
Net other comprehensive income (loss)                                            75,582       13,275     (75,087)
                                                                                 ------       ------     -------
Total comprehensive income (loss)                                              $ 23,397      $29,812   $ (40,331)
                                                                               ========      =======   =========

See notes to financial statements.


26p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Statements of Stockholder's Equity

Year ended Dec. 31, ($ thousands)                                                2001         2000        1999
Common Stock
Balance at beginning and end of year                                          $   1,500     $  1,500    $  1,500
                                                                              ---------     --------    --------
Additional Paid-in Capital
Balance at beginning of year                                                  $ 143,844     $143,844    $143,844
Contribution from Parent                                                        240,000           --          --
                                                                              ---------     --------    --------
Balance at end of year                                                        $ 383,844     $143,844    $143,844
                                                                              ---------     --------    --------
Retained Earnings
Appropriated for predeclared additional credits/interest (note 5)
Balance at beginning of year                                                  $   2,684     $  2,879    $  3,710
Transferred to unappropriated retained earnings                                  (1,561)        (195)       (831)
                                                                              ---------     --------    --------
Balance at end of year                                                        $   1,123     $  2,684    $  2,879
                                                                              ---------     --------    --------
Appropriated for additional interest on advance payments (note 5)
Balance at beginning of year                                                  $      15     $     10    $     10
Transferred from unappropriated retained earnings                                    --            5          --
                                                                              ---------     --------    --------
Balance at end of year                                                        $      15     $     15    $     10
                                                                              ---------     --------    --------
Unappropriated (note 6)
Balance at beginning of year                                                  $  70,937     $ 59,210    $ 63,623
Net (loss) income                                                               (52,185)      16,537      34,756
Transferred from appropriated retained earnings                                   1,561          190         831
Capital dividends declared                                                     (166,906)          --          --
Cash dividends declared                                                              --       (5,000)    (40,000)
                                                                              ---------     --------    --------
Balance at end of year                                                        $(146,593)    $ 70,937    $ 59,210
                                                                              ---------     --------    --------
Accumulated other comprehensive (loss) income -- net of tax (note 1)
Balance at beginning of year                                                  $ (52,466)    $(65,741)   $  9,346
Net other comprehensive income (loss)                                            75,582       13,275     (75,087
                                                                              ---------     --------    --------)
Balance at end of year                                                        $  23,116     $(52,466)   $(65,741)
                                                                              ---------     --------    --------
Total stockholder's equity                                                    $ 263,005     $166,514    $141,702
                                                                              =========     ========    ========


See notes to financial statements.

27p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Statements of Cash Flows

Year ended Dec. 31, ($ thousands)                                                  2001         2000        1999
Cash Flows from Operating Activities
Net (loss) income                                                           $   (52,185) $    16,537 $    34,756
Adjustments to reconcile net (loss) income to net cash
   provided by operating activities:
   Cumulative effect of accounting change, net of tax (note 1)                      397           --          --
   Net income of wholly owned subsidiary                                             --           --          (4)
   Net provision for certificate reserves                                       155,387      155,461     138,555
   Interest income added to certificate loans                                      (820)        (914)     (1,037)
   Amortization of premiums/discounts-net                                        (1,483)      42,192      29,030
   Provision for deferred federal income taxes                                   (9,793)       4,940      (1,063)
   Net realized loss (gain) on investments before income taxes                   92,375       10,110      (1,250)
   Decrease (increase) in dividends and interest receivable                       9,603       (6,317)      4,995
   Decrease in deferred distribution fees                                         1,525        2,946       3,533
   Decrease (increase) in other assets                                            4,622       (7,016)      1,082
   Increase (decrease) in other liabilities                                      14,001       (2,823)    (18,390)
                                                                            -----------  ----------- -----------
Net cash provided by operating activities                                       213,629      215,116     190,207
                                                                            -----------  ----------- -----------
Cash Flows from Investing Activities
Maturity and redemption of investments:
   Held-to-maturity securities                                                       --      138,150     134,907
   Available-for-sale securities                                                704,877      447,643     426,257
   Other investments                                                             30,307       68,877      73,387
Sale of investments:
   Held-to-maturity securities                                                       --        8,836          --
   Available-for-sale securities                                                969,308      312,612     107,244
Certificate loan payments                                                         3,127        3,399       4,162
Purchase of investments:
   Held-to-maturity securities                                                       --         (161)     (6,785)
   Available-for-sale securities                                             (2,274,412)  (1,250,487)   (554,270)
   Other investments                                                            (54,927)     (49,460)   (102,183)
Certificate loan fundings                                                        (2,830)      (3,197)     (3,680)
                                                                            -----------  ----------- -----------
Net cash (used in) provided by investing activities                            (624,550)    (323,788)     79,039
                                                                            -----------  ----------- -----------
Cash Flows from Financing Activities
Payments from certificate owners                                              1,919,769    1,667,475   1,596,079
Proceeds from repurchase agreements                                                 500           --     123,500
Certificate maturities and cash surrenders                                   (1,734,742)  (1,517,178) (1,662,239)
Payments under repurchase agreements                                               (500)     (25,000)   (239,500)
Capital contribution from parent                                                240,000           --          --
Dividends paid                                                                       --       (5,000)    (40,000)
                                                                            -----------  ----------- -----------
Net cash provided by (used in) financing activities                             425,027      120,297    (222,160)
Net increase in cash and cash equivalents                                        14,106       11,625      47,086
Cash and cash equivalents at beginning of year                                   58,711       47,086          --
                                                                            -----------  ----------- -----------
Cash and cash equivalents at end of year                                    $    72,817  $    58,711 $    47,086
                                                                            ===========  =========== ===========
Supplemental Disclosures Including Non-cash Transactions
Cash paid for income taxes                                                  $        --  $     2,558 $     9,233
Certificate maturities and surrenders through loan reductions                     4,263        4,060       4,003
                                                                            -----------  ----------- -----------

See notes to financial statements.

28p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Notes to Financial Statements

($ in thousands unless indicated otherwise)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of business
American Express Certificate Company (AECC) is a wholly owned subsidiary of American Express Financial Corporation (Parent), which is a wholly owned subsidiary of American Express Company. AECC is registered as an investment company under the Investment Company Act of 1940 ("the 1940 Act") and is in the business of issuing face-amount investment certificates. The certificates issued by AECC are not insured by any government agency. AECC's certificates are sold primarily by American Express Financial Advisors Inc.'s (AEFA) (an affiliate) field force operating in 50 states, the District of Columbia and Puerto Rico. The Parent acts as investment advisor for AECC.

AECC currently offers ten types of certificates with specified maturities ranging from 10 to 20 years. Within their specified maturity, most certificates have interest rate terms of one- to 36-months. In addition, three types of certificates have interest tied, in whole or in part, to any upward movement in a broad-based stock market index. Except for two types of certificates, all of the certificates are available as qualified investments for Individual Retirement Accounts or 401(k) plans and other qualified retirement plans.

AECC's gross income is derived primarily from interest and dividends generated by its investments. AECC's net income is determined by deducting from such gross income its provision for certificate reserves, and other expenses, including taxes, the fee paid to Parent for investment advisory and other services, and the distribution fees paid to AEFA.

Described below are certain accounting policies that are important to an understanding of the accompanying financial statements.

Basis of financial statement presentation
The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States. AECC uses the equity method of accounting for its wholly owned unconsolidated subsidiary, which is the method prescribed by the Securities and Exchange Commission (SEC) for non-investment company subsidiaries.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of income and expenses during the year then ended. Actual results could differ from those estimates.

Fair values of financial instruments
The fair values of financial instruments disclosed in the notes to financial statements are estimates based upon current market conditions and perceived risks, and require varying degrees of management judgment.

29p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Preferred stock dividend income
AECC recognizes dividend income from cumulative redeemable preferred stocks with fixed maturity amounts on an accrual basis similar to that used for recognizing interest income on debt securities. Dividend income from perpetual preferred stock is recognized on an ex-dividend basis.

Cash and cash equivalents
Cash equivalents are carried at amortized cost, which approximates fair value. AECC has defined cash and cash equivalents as cash in banks and highly liquid investments with a maturity of three months or less at acquisition and are not interest rate sensitive.

Investment securities
Debt securities that AECC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities AECC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available for sale and carried at fair value. Unrealized holding gains and losses on securities classified as Available for sale are carried, net of deferred income taxes, as Accumulated other comprehensive income (loss) in Stockholder's Equity.

The basis for determining cost in computing realized gains and losses on securities is specific identification. When there is a decline in value that is other than temporary, the securities are carried at fair value with the amount of adjustment included in income.

First mortgage loans on real estate
Mortgage loans are carried at amortized cost, less reserves for losses, which is the basis for determining any realized gains or losses. The estimated fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities.

Impairment is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for mortgage loan losses.

The reserve for mortgage loan losses is maintained at a level that management believes is adequate to absorb estimated losses in the portfolio. The level of the reserve account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current economic and political conditions. Management regularly evaluates the adequacy of the reserve for mortgage loan losses.

AECC generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

Certificates
Investment certificates may be purchased either with a lump-sum payment or by installment payments. Certificate owners are entitled to receive at maturity a definite sum of money. Payments from certificate owners are credited to investment certificate reserves. Investment certificate reserves accumulate interest at specified percentage rates as declared by AECC.

30p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Reserves also are maintained for advance payments made by certificate owners, accrued interest thereon, and for additional credits in excess of minimum guaranteed rates and accrued interest thereon. On certificates allowing for the deduction of a surrender charge, the cash surrender values may be less than accumulated investment certificate reserves prior to maturity dates. Cash surrender values on certificates allowing for no surrender charge are equal to certificate reserves. The payment distribution, reserve accumulation rates, cash surrender values, reserve values and other matters are governed by the 1940 Act.

Deferred distribution fee expense
On certain series of certificates, distribution fees are deferred and amortized over the estimated lives of the related certificates, which is approximately 10 years. Upon surrender prior to maturity, unamortized deferred distribution fees are recognized in expense and any related surrender charges are recognized as a reduction in Provision for certificate reserves.

Federal income taxes
AECC's taxable income or loss is included in the consolidated federal income tax return of American Express Company. AECC provides for income taxes on a separate return basis, except that, under an agreement between Parent and American Express Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of the Parent and its subsidiaries that the Parent will reimburse a subsidiary for any tax benefits recorded.

Accounting developments
Effective Jan. 1, 2001, AECC adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133), which establishes the accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Changes in the fair value of a derivative are recorded in earnings or directly to equity, depending on the instrument's designated use. Those derivative instruments that are designated and qualify as hedging instruments are further classified as either a cash flow hedge, a fair value hedge, or a hedge of a net investment in a foreign operation, based upon the exposure being hedged. The adoption of SFAS No. 133 on Jan. 1, 2001, resulted in a cumulative after-tax reduction of $397 and $2,187 to earnings and other comprehensive income (OCI), respectively. See Note 9 for further discussion of the Company's derivative and hedging activities.

In July 2000, the Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) issued a consensus on Issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." The Company elected to early adopt the consensus as of Jan. 1, 2001. Issue 99-20 prescribes new procedures for recording interest income and measuring impairment on retained and purchased beneficial interests. The consensus primarily affects certain structured securities. Although there was no significant impact resulting from the adoption of Issue 99-20, the Company holds structured securities that are accounted for under Issue 99-20.

31p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

2. DEPOSIT OF ASSETS AND MAINTENANCE OF QUALIFIED ASSETS
Under the provisions of its certificates and the 1940 Act, AECC was required to have Qualified Assets (as that term is defined in Section 28(b) of the 1940 Act) in the amount of $4,152,437 and $3,829,659 at Dec. 31, 2001 and 2000,
respectively. AECC had Qualified Assets of $4,413,104 at Dec. 31, 2001 and $4,064,694 at Dec. 31, 2000, excluding net unrealized appreciation on Available-for-sale securities of $43,962 at Dec. 31, 2001, and unrealized depreciation of $80,717 at Dec. 31, 2000, respectively, and Payable for investment securities purchased of $163,507 and $1,946 at Dec. 31, 2001 and 2000, respectively.

Qualified Assets are valued in accordance with such provisions of Minnesota Statutes as are applicable to investments of life insurance companies. Qualified assets for which no provision for valuation is made in such statutes are valued in accordance with rules, regulations or orders prescribed by the SEC. These values are the same as financial statement carrying values, except for debt securities classified as available for sale and all marketable equity securities, which are carried at fair value in the financial statements but are valued at amortized cost for qualified asset and deposit maintenance purposes.

Pursuant to provisions of the certificates, the 1940 Act, the central depository agreement and requirements of various states, qualified assets of AECC were deposited as follows:

                                                                              Dec. 31, 2001
                                                                ---------------------------------------
                                                                                Required
                                                                 Deposits       deposits        Excess
                                                                ---------------------------------------
Deposits to meet certificate liability requirements:
States                                                          $      361     $      318      $     43
Central Depository                                               4,547,283      4,129,056       418,227
                                                                 ---------      ---------       -------
Total                                                           $4,547,644     $4,129,374      $418,270
                                                                ----------     ----------      --------

                                                                              Dec. 31, 2001
                                                                ---------------------------------------
                                                                                Required
                                                                 Deposits       deposits        Excess
                                                                ---------------------------------------
Deposits to meet certificate liability requirements:
States                                                          $      360     $      320      $     40
Central Depository                                               4,051,611      3,800,923       250,688
                                                                 ---------      ---------       -------
Total                                                           $4,051,971     $3,801,243      $250,728
                                                                ----------     ----------      --------

The assets on deposit at Dec. 31, 2001 and 2000 consisted of securities having a deposit value of $3,955,748 and $3,589,196, respectively; mortgage loans of $343,434 and $358,575, respectively; and other assets of $248,462 and $104,200, respectively.

American Express Trust Company is the central depository for AECC. See note 7.

32p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

3. INVESTMENTS IN SECURITIES
Fair values of investments in securities represent market prices or estimated fair values when quoted prices are not available. Estimated fair values are determined by using established procedures, involving review of market indexes, price levels of current offerings and comparable issues, price estimates, discounted cash flows, and market data from independent brokers and financial files. The procedures are reviewed annually by management and the Board of Directors.

Because of changes to the rules for hedging investments, the transition provisions of SFAS No. 133, as amended, permitted held-to-maturity securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," to be reclassified at the date of adoption to available-for-sale or trading. AECC reclassified all held-to-maturity securities to available-for-sale upon adoption.

A summary of Available-for-sale securities and Held-to-maturity securities at Dec. 31, is as follows:

                                                                        2001
                                             ---------------------------------------------------
                                                              Gross        Gross
                                              Amortized    unrealized   unrealized       Fair
                                                cost          gains       losses        value
                                             ---------------------------------------------------
Available for sale:
U.S. Government and agencies obligations     $      361      $    24     $    --     $      385
Mortgage-backed securities                    2,136,070       23,121       10,059     2,149,132
State and municipal obligations                  10,893          563           --        11,456
Corporate debt securities                     1,683,198       38,660       12,992     1,708,866
Stated maturity preferred stock                 168,963        4,489          150       173,302
Perpetual preferred stock                        30,282          454          320        30,416
Common stock                                        172          172           --           344
                                             ----------      -------      -------    ----------
Total                                        $4,029,939      $67,483     $ 23,521    $4,073,901
                                             ----------      -------      -------    ----------

                                                                        2000
                                             ---------------------------------------------------
                                                              Gross        Gross
                                              Amortized    unrealized   unrealized       Fair
                                                cost          gains       losses        value
                                             ---------------------------------------------------
Held to maturity:
U.S. Government and agencies obligations     $      161      $     8     $     --    $      169
Mortgage-backed securities                       12,604          160           --        12,764
Corporate debt securities                        35,794          713          662        35,845
Stated maturity preferred stock                 269,173        5,974        3,245       271,902
                                             ----------      -------      -------    ----------
Total                                        $  317,732      $ 6,855     $  3,907    $  320,680
                                             ----------      -------      -------    ----------
Available for sale:
U.S. Government and agencies obligations     $      199      $     6     $     --    $      205
Mortgage-backed securities                    1,106,998       15,747          822     1,121,923
State and municipal obligations                  17,911          370           --        18,281
Corporate debt securities                     1,902,799       13,715      106,327     1,810,187
Stated maturity preferred stock                  66,752          565        1,183        66,134
Perpetual preferred stock                       109,008          533        3,321       106,220
                                             ----------      -------      -------    ----------
Total                                        $3,203,667      $30,936     $111,653    $3,122,950
                                             ----------      -------      -------    ----------

33   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

The amortized cost and fair value of Available-for-sale securities, by contractual maturity at Dec. 31, 2001 are shown below. Cash flows may differ from contractual maturities because issuers may have the right to call or prepay obligations.

                                                         Amortized       Fair
                                                           cost          value
                                                        ----------    ----------
Due within 1 year                                       $  399,669    $  405,687
Due after 1 year through 5 years                           957,911       981,500
Due after 5 years through 10 years                         276,864       273,693
Due after 10 years                                         228,971       233,129
                                                        ----------    ----------
                                                         1,863,415     1,894,009
Mortgage-backed securities                               2,136,070     2,149,132
Perpetual preferred stock                                   30,282        30,416
Common stock                                                   172           344
                                                        ----------    ----------
Total                                                   $4,029,939    $4,073,901
                                                        ----------    ----------

During the years ended Dec. 31, 2001 and 2000, there were no securities classified as trading securities. The proceeds from sales of Available-for-sale securities and the gross realized gains and gross realized losses on those sales during the years ended Dec. 31, were as follows:

                                             2001           2000          1999
                                          ----------      --------      --------
Proceeds                                  $1,694,615      $312,728      $105,112
Gross realized gains                          20,679         4,447         3,270
Gross realized losses                        111,864         3,136           195
                                          ----------      --------      --------

During the years ended Dec. 31, 2001, 2000 and 1999, AECC recognized losses of $81,292, $11,413, and $2,141, respectively, due to declines in the fair value of available-for-sale securities that were other than temporary. These amounts are reflected in Net realized loss on investments in the Statements of Operations.

Sales of Held-to-maturity securities, due to credit concerns and acceptance of a tender offer during the year ended Dec. 31, 2000 was as follows:

                                             2001           2000          1999
                                          ----------      --------      --------
Amortized cost                                   $--        $9,015           $--
Gross realized gains                              --            94            --
Gross realized losses                             --           273            --
                                          ----------      --------      --------
Investments in securities with fixed maturities comprised 88% and 87% of AECC's total invested assets at Dec. 31, 2001 and 2000, respectively. Securities are rated by Moody's and Standard & Poors (S&P), or by Parent's internal analysts, using criteria similar to Moody's and S&P, when a public rating does not exist. A summary of investments in securities with fixed maturities by rating of investment is as follows:

Rating                                                        2001          2000
------                                                       -----         -----
Aaa/AAA                                                        60%           44%
Aa/AA                                                           2             1
Aa/A                                                            1             1
A/A                                                            11            13
A/BBB                                                           4             3
Baa/BBB                                                        20            28
Below investment grade                                          2            10
                                                             -----         -----
Total                                                         100%          100%
                                                             -----         -----

34p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Of the securities rated Aaa/AAA, 88% and 73% at Dec. 31, 2001 and 2000, respectively, are U.S. Government Agency mortgage-backed securities that are not rated by a public rating agency. At Dec. 31, 2001 and 2000, approximately 11% and 13%, respectively, of securities with fixed maturities, other than U.S. Government Agency mortgage-backed securities, are rated by Parent's internal analysts.

At Dec. 31, 2001 and 2000 no one issuer, other than U.S. Government Agency mortgage-backed securities, is greater than 1% of AECC's total investment in securities with fixed maturities.

AECC reserves freedom of action with respect to its acquisition of restricted securities that offer advantageous and desirable investment opportunities. In a private negotiation, AECC may purchase for its portfolio all or part of an issue of restricted securities. Since AECC would intend to purchase such securities for investment and not for distribution, it would not be "acting as a distributor" if such securities are resold by AECC at a later date.

The fair values of restricted securities are determined by the board of directors using the procedures and factors as described previously.

In the event AECC were to be deemed to be a distributor of the restricted securities, it is possible that AECC would be required to bear the costs of registering those securities under the Securities Act of 1933, although in most cases such costs would be incurred by the issuer of the restricted securities.

AECC's net losses for the year were primarily composed of a $36.9 million loss to recognize the impact of higher default assumptions used to determine impairment on rated structured investments and a $57.1 million loss on high-yield securities. The write-downs of these investments are associated with the company's decision to reduce the Company's holdings of high-yield investments and rebalance the fixed maturity investment portfolio towards higher quality, less volatile holdings.

4. INVESTMENTS IN FIRST MORTGAGE LOANS ON REAL ESTATE
At Dec. 31, 2001 and 2000, AECC's recorded investment in impaired mortgage loans was $nil and $155, respectively, and the reserve for loss on those amounts were $nil. During 2001, 2000, and 1999, the average recorded investment in impaired mortgage loans was $nil, $195 and $267, respectively.

AECC recognized $nil, $13, and $25 of interest income related to impaired mortgage loans for the years ended Dec. 31, 2001, 2000, and 1999, respectively.

The reserve for loss on mortgage loans increased to $1,935 on Dec. 31, 2001, from $744 at Dec. 31, 2000 and $511 at Dec. 31, 1999.

35p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

At Dec. 31, 2001 and 2000, approximately 8% and 9%, respectively, of AECC's invested assets were First mortgage loans on real estate. A summary of First mortgage loans on real estate by region and property type at Dec. 31, is as follows:

Region                                                        2001          2000
------                                                       -----         -----
South Atlantic                                                 20%           20%
West North Central                                             17            18
East North Central                                             15            16
Mountain                                                       17            16
West South Central                                             13            12
Pacific                                                         9             7
New England                                                     4             6
Middle Atlantic                                                 5             5
------                                                       -----         -----
Total                                                         100%          100%
------                                                       -----         -----

Property Type                                                 2001          2000
--------------                                               -----         -----
Office buildings                                               29%           28%
Retail/shopping centers                                        24            27
Apartments                                                     17            17
Industrial buildings                                           14            15
Other                                                          16            13
------                                                       -----         -----
Total                                                         100%          100%
------                                                       -----         -----

The carrying amounts and fair values of First mortgage loans on real estate at Dec. 31 are below. The fair values are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar maturities.

                                                 2001                       2000
                                       -------------------------------------------------
                                       Carrying       Fair         Carrying        Fair
                                        amount        value         amount         value
                                       --------     --------       --------      --------
First mortgage loans on real estate    $345,369     $348,873       $359,319      $356,283
Reserve for losses                       (1,935)          --           (744)           --
                                       --------     --------       --------      --------
Net first mortgage loans on
  real estate                          $343,434     $348,873       $358,575      $356,283
                                       --------     --------       --------      --------

At Dec. 31, 2001 and 2000, commitments for fundings of first mortgage loans, at market interest rates, aggregated $7,100 and $1,200, respectively. AECC holds the mortgage document, which gives it the right to take possession of the property if the borrower fails to perform according to the terms of the agreements. AECC employs policies and procedures to ensure the creditworthiness of the borrowers and that funds will be available on the funding date. AECC's loan fundings are restricted to 80% or less of the market value of the real estate at the time of the loan funding. Management believes there is no fair value for these commitments.

36p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

5. CERTIFICATE RESERVES
Reserves maintained on outstanding certificates have been computed in accordance with the provisions of the certificates and Section 28 of the 1940 Act. The average rates of accumulation on certificate reserves at Dec. 31, were as follows:

                                                                   2001
                                              -----------------------------------------
                                                                 Average       Average
                                                                  gross       additional
                                               Reserve         accumulation    credit
                                               balance             rate         rate
                                              ----------       ----------    ----------
Installment certificates:
Reserves to mature:
  With guaranteed rates                       $   14,367            3.50%           .50%
  Without guaranteed rates (A)                   178,808              --           3.94
Additional credits and accrued interest            5,082            3.18             --
Advance payments and accrued interest (C)            645            3.26            .21
Other                                                 33              --             --
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                          104,025            3.20            .24
  Without guaranteed rates (A) and (D)         3,796,799              --           2.71
Additional credits and accrued interest           59,948            3.12             --
Due to unlocated certificate holders                 219              --             --
                                              ----------      ----------     ----------
Total                                         $4,159,926
                                              ----------

                                                                   2000
                                              -----------------------------------------
                                                                 Average       Average
                                                                  gross       additional
                                               Reserve         accumulation    credit
                                               balance             rate         rate
                                              ----------       ----------    ----------

Installment certificates:
Reserves to mature:
  With guaranteed rates                       $   16,217            3.50%          1.65%
  Without guaranteed rates (A)                   199,754              --           4.13
Additional credits and accrued interest            7,088            3.17             --
Advance payments and accrued interest (C)            697            3.22           1.93
Other                                                 55              --             --
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                          113,194            3.20           1.78
  Without guaranteed rates (A) and (D)         3,424,638              --           3.06
Additional credits and accrued interest           69,155            3.12             --
Due to unlocated certificate holders                 261              --             --
                                              ----------      ----------     ----------
Total                                         $3,831,059
                                              ----------

A) There is no minimum rate of accrual on these reserves. Interest is declared periodically, quarterly or annually, in accordance with the terms of the separate series of certificates.

B) On certain series of single payment certificates, additional interest is predeclared for periods greater than one year. At Dec. 31, 2001, $1,123 of retained earnings had been appropriated for the predeclared additional interest, which represents the difference between certificate reserves on these series, calculated on a statutory basis, and the reserves maintained per books.

37p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

C) Certain series of installment certificates guarantee accrual of interest on advance payments at an average of 3.26%. AECC has increased the rate of accrual to 4.00% through April 30, 2003. An appropriation of retained earnings amounting to $15 has been made, which represents the estimated additional accrual that will result from the increase granted by AECC.

D) American Express Stock Market Certificate, American Express Market Strategy Certificate and American Express Equity Indexed Savings Certificate enable the certificate owner to participate in any relative rise in a major stock market index without risking loss of principal. Generally the certificates have a term of 12 months and may continue for up to 20 successive terms. The reserve balance on these certificates at Dec. 31, 2001 and 2000 was $1,095,531 and $1,063,383, respectively.

E) Fair values of certificate reserves with interest rate terms of one year or less approximated the carrying values less any applicable surrender charges. Fair values for other certificate reserves are determined by discounted cash flow analyses using interest rates currently offered for certificates with similar remaining terms, less any applicable surrender charges.

The carrying amounts and fair values of certificate reserves at Dec. 31, consisted of the following:

                                                       2001                         2000
                                             ------------------------------------------------------
                                              Carrying        Fair          Carrying       Fair
                                               amount         value          amount        value
                                             ----------     ----------     ----------    ----------
Reserves with terms of one year or less      $3,867,493     $3,872,897     $3,576,811    $3,575,189
Other                                           292,433        301,621        254,248       254,499
Total certificate reserves                    4,159,926      4,174,518      3,831,059     3,829,688
Unapplied certificate transactions                2,152          2,152          1,255         1,255
Certificate loans and accrued interest          (22,054)       (22,054)       (25,843)      (25,843)
                                             ----------     ----------     ----------    ----------
Total                                        $4,140,024     $4,154,616     $3,806,471    $3,805,100
                                             ----------     ----------     ----------    ----------

6. DIVIDEND RESTRICTION
Certain series of installment certificates outstanding provide that cash dividends may be paid by AECC only in calendar years for which additional credits of at least one-half of 1% on such series of certificates have been authorized by AECC. This restriction has been removed for 2002 and 2003 by AECC's declaration of additional credits in excess of this requirement.

7. RELATED PARTY TRANSACTIONS ($ NOT IN THOUSANDS)
Investment advisory, joint facilities, technology support and treasury services The investment advisory and services agreement with Parent provides for a graduated scale of fees equal on an annual basis to 0.750% on the first $250 million of total book value of assets of AECC, 0.650% on the next $250 million, 0.550% on the next $250 million, 0.500% on the next $250 million and 0.107% on the amount in excess of $1 billion. The fee is payable monthly in an amount equal to one-twelfth of each of the percentages set forth above. Excluded from assets for purposes of this computation are first mortgage loans, real estate and any other asset on which AECC pays an outside service fee.

38p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Distribution services
Fees payable to AEFA on sales of AECC's certificates are based upon terms of agreements giving AEFA the right to distribute the certificates covered under the agreements. The agreements provide for payment of fees over a period of time.

From time to time, AECC may sponsor or participate in sales promotions involving one or more of the certificates and their respective terms. These promotions may offer a special interest rate to attract new clients or retain existing clients. To cover the cost of these promotions, distribution fees paid to AEFA may be lowered. For the promotion of the seven-month interest rate term American Express Flexible Savings Certificate which occurred March 7, 2001 to May 8, 2001 and Oct. 31, 2001 to Dec. 11, 2001, the distribution fee was lowered to 0.030% and 0.017%, respectively. For the promotion of the seven- and 13-month interest rate term Flexible Savings Certificate which occurred Aug. 4, 1999 to April 25, 2000, the distribution fee was lowered to 0.067%.

The Aggregate fees payable under the agreements per $1,000 face amount of installment certificates and a summary of the periods over which the fees are payable are:

                                                                              Number of
                                                                             certificate
                                                                             years over
                                            Aggregate fees payable              which
                                      -------------------------------------  subsequent
                                                     First       Subsequent  years' fees
                                       Total          year         years     are payable
                                      ------         -----       ----------   ----------
On sales effective April 30, 1997     $25.00         $2.50         $22.50         9
                                      ------         -----         ------         -

Effective April 25, 2001 fees on the American Express Cash Reserve Certificate are paid at a rate of 0.0625% of the purchase price at the time of issuance and 0.0625% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold from April 30, 1997 to April 24, 2001, fees on the American Express Cash Reserve Certificate are paid at a rate of 0.20% of the purchase price at the time of issuance and 0.20% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Effective April 26, 2000, fees on the American Express Flexible Savings Certificate are paid at a rate of 0.08% of the purchase price at the time of issuance and 0.08% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold from April 30, 1997 to April 25, 2000, fees were paid at the rate of 0.20% of the purchase price at time of issuance and 0.20% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Fees on the American Express Investors Certificate are paid at an annualized rate of 1% of the reserves maintained for the certificates. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid each quarter from date of issuance on certificates with a six-, 12-, 24- or 36-month term.

Fees on the American Express Preferred Investors Certificate are paid at a rate of 0.165% of the initial payment on issue date of the certificate and 0.165% of the certificate's reserve at the beginning of the second and subsequent quarters from issue date.

39p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Effective April 28, 1999, fees on the American Express Stock Market, sold through AEFA, and American Express Market Strategy Certificates are paid at a rate of 0.90%. For certificates sold from April 30, 1997 to April 27, 1999, fees were paid at the rate of 0.70%. Fees are paid on the purchase price on the first day of the certificate's term and on the reserves maintained for these certificates at the beginning of each subsequent term.

Effective April 26, 2000, fees on the American Express Stock Market Certificates, sold through American Express Bank International, are paid at a rate of 0.90%. For certificates sold from April 28, 1999 to April 25, 2000, fees were paid at the rate of 1.00%. For certificates sold from April 30, 1997 to April 27, 1999, fees were paid at a rate of 1.25%. Fees are paid on the purchase price on the first day of the certificate's term and on the reserves maintained for these certificates at the beginning of each subsequent term.

Fees on the American Express Equity Indexed Savings Certificate are paid at a rate of 1.00% of the initial investment on the first day of each certificate's term and 1.00% of the certificate's reserve at the beginning of each subsequent term.

Depository fees
The basis for computing fees paid or payable to American Express Trust Company for depository services is as follows:

Depository fees paid or payable to American Express Trust Company (an affiliate) is:

--------------------------------------------------------------------------------------
Maintenance charge per account                 5 cents per $1,000 of assets on deposit
Transaction charge                             $20 per transaction
Security loan activity:
   Depositary Trust Company receive/deliver    $20 per transaction
   Physical receive/deliver                    $25 per transaction
   Exchange collateral                         $15 per transaction
--------------------------------------------------------------------------------------

A transaction consists of the receipt or withdrawal of securities and commercial paper and/or a change in the security position. The charges are payable quarterly except for maintenance, which is an annual fee.

Distribution fees
The basis for computing fees paid or payable to American Express Bank Ltd. (an affiliate) for the distribution of the American Express Special Deposits Certificate on an annualized basis is 1.25% of the reserves maintained for the certificates on an amount from $100,000 to $249,999, 0.80% on an amount from $250,000 to $499,999, 0.65% on an amount from $500,000 to $999,999 and 0.50% on an amount $1,000,000 or more. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid at the end of each quarter from date of issuance on certificates with a six-, 12-, 24- or 36-month term.

Transfer agent fees
The basis of computing Transfer agent fees paid or payable to American Express Client Service Corporation (AECSC) (an affiliate) is under a Transfer Agency Agreement effective Jan. 1, 1998. AECSC maintains certificate owner accounts and records. AECC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service. Prior to Jan. 1, 1998, AEFC provided this service to AECC under the investment advisory and services agreement.

40p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Dividends
The Company paid a $167 million dividend to its parent, American Express Financial Corporation by transferring at book value certain Collateralized Debt Obligation (CDO) securities owned by the Company. In part, the dividend was paid to allow AEFC to transfer the CDO securities and related accrued interest into a securitization trust.

8. INCOME TAXES
Income tax benefit (expense) as shown in the Statements of Operations for the three years ended Dec. 31, consists of:

                                             2001         2000           1999
                                           -------       -------        -------
Federal:
  Current                                  $26,007      $  8,586        $(5,978)
  Deferred                                   9,792        (4,941)         1,063
                                           -------       -------        -------
                                            35,799         3,645         (4,915)
State                                         (120)         (120)          (137)
                                           -------       -------        -------
Total income tax benefit (expense)         $35,679       $ 3,525        $(5,052)
                                           -------       -------        -------

Income tax benefit (expense) differs from that computed by using the U.S. Statutory rate of 35%. The principal causes of the difference in each year are shown below:

                                             2001         2000           1999
                                           -------       -------        -------
Federal tax benefit (expense) at
  U.S. statutory rate                      $30,752       $(4,554)      $(13,932)
Dividend exclusion                           4,971         8,064          8,730
Tax-exempt interest                             41            82            264
Other, net                                      35            53             23
                                           -------       -------        -------
Federal tax benefit (expense)              $35,799       $ 3,645       $ (4,915)
                                           -------       -------        -------

Deferred income taxes result from the net tax effects of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. Principal components of AECC's Deferred tax assets and Deferred tax liabilities as of Dec. 31, are as follows:

Deferred tax assets                                         2001          2000
                                                         -------        -------
Investment reserves                                      $13,723        $ 5,081
Certificate reserves                                       5,743          1,869
Investment unrealized losses                                  --         28,251
Investments                                                  546            646
Other, net                                                   160             18
                                                         -------        -------
Total deferred tax assets                                $20,172        $35,865
                                                         -------        -------

Deferred tax liabilities
Investment unrealized gains                              $12,389         $   --
Deferred distribution fees                                 2,721          3,255
Purchased/written call options                             5,227          1,523
Dividends receivable                                         196            543
Return of capital dividends                                   43             43
                                                         -------        -------
Total deferred tax liabilities                            20,576          5,364
                                                         -------        -------
Net deferred tax (liabilities) assets                    $  (404)       $30,501
                                                         -------        -------

41p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

AECC is required to establish a valuation allowance for any portion of the Deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that AECC will realize the benefit of the Deferred tax assets and, therefore, no such valuation allowance has been established.

9. DERIVATIVE FINANCIAL INSTRUMENTS
AECC maintains an overall risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate and equity market volatility. The Company enters into interest rate swaps to manage interest rate sensitivity and enters into options and futures contracts to mitigate the negative effect on earnings that would result from an increase in the equity markets.

AECC is exposed to risk associated with fluctuating interest payments on certain certificate products tied to the London Interbank Offered Rate (LIBOR) as the certificate products reset at shorter intervals than the average maturity of the investment portfolio. The Company's goal is to manage interest rate sensitivity by modifying the repricing characteristics of certificate liabilities so that the interest credited to related investment certificate owners is not adversely affected by movements in interest rates. As a result of interest rate fluctuations, the amount of interest paid on hedged liabilities will positively or negatively impact reported earnings. Income or loss on the derivative instruments that are linked to the hedged liabilities will generally offset the effect of this impact. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

AECC uses interest rate swap contracts to hedge the risk of rising interest rates on a portion of the certificate products. Interest rate swaps generally involve the exchange of fixed and variable rate interest rate payments between two parties, based on a common notional principal amount and maturity date. The Company is required to pay the counterparty to the contracts a stream of fixed interest payments, and in turn, receives a stream of LIBOR-based variable interest payments.

The interest rate swaps qualify for and are designated as cash flow hedges. The effective portions of changes in the fair value of the derivatives are recorded in OCI. Amounts are reclassified from OCI to Investment expenses as interest is credited to certificate reserves. The fair value of the interest rate swaps are included in Accounts payable and accrued liabilities on the balance sheet.

For the year ended Dec. 31, 2001, AECC recognized no losses on the derivatives as a result of ineffectiveness. During 2001, $17,616 of unrealized net losses accumulated in OCI were reclassified into earnings. An estimated $8,000 of the unrealized losses accumulated in OCI related to derivatives designated as cash flow hedges will be reclassified into earnings by Dec. 31, 2002. This effect will occur at the same time as the Company realizes the benefits of lower market rates of interest on its certificates. The longest period of time over which the Company is hedging exposure to the variability in future cash flows is approximately one year.

42p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

AECC offers American Express Stock Market Certificates ("SMC") that offer a return based upon the relative change in a major stock market index between the beginning and end of the SMC's term. The SMC product contains an embedded derivative, essentially the equity based return of the certificate, that must be separated from the host contract and accounted for as a derivative instrument per SFAS No. 133. As a result of fluctuations in equity markets, and the corresponding changes in value of the embedded derivative, the amount of expenses incurred by the Company related to SMC will positively or negatively impact reported earnings. As a means of hedging its obligations under the provisions for these certificates, the Company purchases and writes call options on the major market index. The Company views this strategy as a prudent management of equity market sensitivity, such that earnings are not exposed to undue risk presented by changes in equity market levels.

On the same series of certificates, AECC also purchases futures on the major market index to hedge its obligations. The futures are marked-to-market daily and exchange traded, exposing the Company to no counterparty risk.

The options and futures contracts do not receive special hedge accounting under SFAS No. 133. As such, any changes in the fair value of the contracts are taken through earnings. The fair values of the purchased and written call options are included in Other qualified assets and Accounts payable and accrued liabilities, respectively, on the balance sheet. The fair value of the embedded derivatives are included under Certificate reserves. The gains and losses on the options, futures and embedded derivative instruments are recognized in Investment expenses on the statement of operations.

By using derivative instruments, AECC is exposed to credit and market risk. Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. The Company monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, reviewing credit ratings and requiring collateral where appropriate.

Market risk is the possibility that the value of the derivative financial instrument will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or a major market index. AECC manages the market risk associated with interest rate contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. AECC primarily uses derivatives to manage risk and, therefore, the cash flow and income effects of the derivatives are generally inverse to the effects of the underlying hedged transactions.

43p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

10. FAIR VALUES OF FINANCIAL INSTRUMENTS
AECC discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. The fair value of the financial instruments presented may not be indicative of their future fair values. The estimated fair value of certain financial instruments such as Cash and cash equivalents, Receivables for Dividends and interest, and Investment securities sold, Accounts Payable Due to Parent and other affiliates, Payable for investment securities purchased and Other accounts payable and accrued expenses approximate the carrying amounts disclosed in the Balance Sheets.

A summary of fair values of financial instruments as of Dec. 31, is as follows:

                                                                   2001                          2000
                                                         -------------------------------------------------------
                                                         Carrying        Fair           Carrying         Fair
                                                           value         value            value          value
                                                         ---------      ---------       ---------      ---------
Financial assets:
  Assets for which carrying values
    approximate fair values                            $   132,303    $   132,303     $   107,309    $   107,309
  Investment securities (note 3)                         4,073,901      4,073,901       3,440,682      3,443,630
  First mortgage loans on real estate (note 4)             343,434        348,873         358,575        356,283
  Derivative financial instruments (note 9)                 48,393         48,393          53,015         33,108
Financial liabilities:
  Liabilities for which carrying values
   approximate fair values                                 179,080        179,080           4,516          4,516
  Certificate reserves (note 5)                          4,140,024      4,154,616       3,806,471      3,805,100
  Derivative financial instruments (note 9)                 32,558         32,558          27,822         15,996
                                                         ---------      ---------       ---------      ---------

44p   AMERICAN EXPRESS SERIES D-1 INVESTMENT CERTIFICATE -- PROSPECTUS

Quick telephone reference*

(800) 862-7919                      American Express Easy Access Line

                                    Account value, cash transaction information, current rate information (automated response for Touchtone(R) phones only)

(800) 862-7919                      Client Service Organization

                                    Withdrawals, transfers, inquiries

(800) 846-4852                      TTY Service

                                    For the hearing impaired

* You may experience delays when call volumes are high.

(logo)
AMERICAN
EXPRESS

American Express Certificate Company
70100 AXP Financial Center
Minneapolis, MN 55474
Web site address:

americanexpress.com


Distributed by
American Express
Financial Advisors Inc.


                                                                 S-6007 T (4/02)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number

Item 13. Other Expenses of Issuance and Distribution.

                  The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

                  The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

                  The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

(a)               Securities Sold

1998          American Express Special Deposits                  91,416,078.00
1999          American Express Special Deposits                  50,132,542.00
2000          American Express Special Deposits                  29,882,177.00
2001          American Express Special Deposits                  11,585,244.00

* Renamed American Express Special Deposits in April 1996.

(b)               Underwriters and other purchasers

American  Express  Special  Deposits are marketed by American  Express Bank Ltd.
(AEB), an affiliate of American Express Certificate Company, to private banking clients of AEB in the United Kingdom and Hong Kong.

(c)               Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $301,946.44 in 1996, $592,068.70 in 1997, $967,791.95 in 1998,
$877,981.60 in 1999, and $807,408.63 in 2000.

(d)               Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom and Hong Kong to persons who are not U.S. persons, as defined in Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)      Exhibits

         1. (a) Distribution Agreement dated November 18, 1988, between Registrant and IDS Financial Services Inc., filed electronically as Exhibit 1(a) to the Registration Statement No. 33-26844, for the American Express International Investment Certificate (now called, the IDS Investors Certificate) is incorporated herein by reference.

         2.       Not Applicable.

         3. (a) Certificate of Incorporation, dated December 31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (b) Certificate of Amendment, dated April 2, 1984 filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (c) Certificate of Amendment, dated September 12, 1995, filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 44 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (d) Certificate of Amendment, dated April 30, 1999, filed electronically as Exhibit 3(a) to Registrant's March 31, 1999 Quarterly Report on Form 10-Q is incorporated herein by reference.

            (e) Certificate of Amendment, dated January 28, 2000, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 47 to Registration Statement No. 2-55252 is incorporated herein by reference.

            (f) Current By-Laws, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 19 to Registration Statement No. 33-26844, are incorporated herein by reference.

         4.       Not Applicable.

         5. An opinion and consent of counsel as to the legality of the securities being registered, filed electronically as Exhibit 16(a)5 to Post-Effective Amendment No. 24 to Registration Statement No. 2-95577 is incorporated by reference.

         6. through 9. --  None.

         10.(a) Investment Advisory and Services Agreement between Registrant and American Express Financial Corporation dated March 6, 2002, is filed electronically herewith as Exhibit 10(a).

            (b) Depositary and Custodial Agreement dated September 30, 1985 between IDS Certificate Company and IDS Trust Company, filed electronically as Exhibit 10(b) to Registrant's Post-Effective Amendment No. 3 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (c) Foreign Deposit Agreement dated November 21, 1990, between IDS Certificate Company and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (d) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial Services Inc. for the American Express Investors and American Express Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (e) Second amendment to Selling Agent Agreement between American Express Financial Advisors Inc. and American Express Bank International dated as of May 2, 1995, filed electronically as Exhibit (1) to Registrant's June 30, 1995, Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (f) Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

            (g) Amendment to the Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

            (h) Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and Coutts & Co. (USA) International, filed electronically as Exhibit 1(e) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

            (i)   Consulting  Agreement  dated December 12, 1994,  between IDS
                  Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 16(f) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577 is incorporated herein by reference.

            (j) Letter amendment dated January 9, 1997 to the Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd. filed electronically as Exhibit 10(j) to Post-Effective Amendment No. 40 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (k) Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990 between American Express Financial Advisors Inc. and American Express Bank International, filed electronically as Exhibit 10 (j) to Post-Effective Amendment No. 14 to Registration Statement 33-26844, is incorporated herein by reference.

            (l) Letter Agreement dated July 28, 1999 amending the Selling Agent Agreement dated June 1, 1990, or a schedule thereto, as amended, between American Express Financial Advisors Inc. (formerly IDS Financial Services Inc.) and American Express Bank International, filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (m) Letter Agreement dated July 28, 1999, amending the Marketing Agreement dated October 10, 1991, or a schedule thereto, as amended, between IDS Certificate Company and American Express Bank Ltd., filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (n) Selling Agent Agreement, dated March 10, 1999 between American Express Financial Advisors Inc. and Securities
                  America, Inc., filed electronically as Exhibit 10 (l) to Post-Effective Amendment No. 18 to Registration Statement 33-26844, is incorporated herein by reference.

            (o) Letter Agreement, dated April 10, 2000, amending the Selling Agent Agreement, dated March 10, 1999, between American Express Financial Advisors Inc. and Securities America, Inc., filed electronically as Exhibit 10(o) to Post-Effective Amendment No. 20 to Registration Statement 33-26844, is incorporated herein by reference.

            (p) Form of Selling Dealer Agreement of American Express Financial Advisors Inc., filed electronically as Exhibit 10(o) to Pre-Effective Amendment No. 2 to Registration Statement No. 333-34982, is incorporated herein by reference.

          (q)(1)  Code of  Ethics  under  rule  17j-1  for  Registrant,  filed electronically as Exhibit 10(p)(1) to Pre-Effective Amendment No. 1 to Registration Statement No. 333-34982, is incorporated herein by reference.

          (q)(2) Code of Ethics under rule 17j-1 for Registrant's investment advisor and principal underwriters, filed electronically as
                  Exhibit 10p(2) to Pre-Effective Amendment No. 1 to Registration Statement No. 333-34982, is incorporated herein by reference.

            (r)   Letter of  Representations,  dated August 22, 2000,  between
                  Registrant   and  The  Depository   Trust   Company,   filed
                  electronically as Exhibit 10(r) to Post-Effective  Amendment
                    No.  49  to   Registration   Statement   No.   2-55252,   is
                    incorporated herein by reference.

         11. through 22. -- None.

         23. Consent of Independent Auditors' Report is filed electronically herewith.

         24.(a) Officers' Power of Attorney dated March 6, 2002, is filed electronically herewith as Exhibit 24(a).

            (b) Directors' Power of Attorney dated March 6, 2002, is filed electronically herewith as Exhibit 24(b).

         25. through 27. -- None.

(b) The financial statement schedules for American Express Certificate Company (formerly IDS Certificate Company), are filed electronically herewith:

         I.   Investments in Securities of  Unaffiliated  Issuers,  December 31,
              2001.

         II. Investments in and Advances to Affiliates and Income Thereon, December 2001, 2000 and 1999.

         III. Mortgage Loans on Real Estate and Interest Earned on Mortgages - Year ended December 31, 2001.

         V.   Qualified Assets on Deposit - December 31, 2001.

         VI.  Certificate Reserves - Year ended December 31, 2001.

         VII. Valuation and Qualifying Accounts - Years ended December 31, 2001, 2000 and 1999.

              Schedule I, Schedule III and Schedule VI for the year ended Dec. 31, 2000 are incorporated by reference to Post-Effective Amendment No. 49 to Registration Statement No. 2-55252 for Series D-1 Investment Certificate. Schedule VI for the year ended Dec. 31, 1999, is incorporated by reference to Post-Effective Amendment No. 47 to Registration Statement No. 2-55252.

Item 17. Undertakings.

              Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc. (formerly, IDS Financial Services Inc.), as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of American Express Financial Advisors Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to
              Indemnification of Officers and Directors as permitted by applicable law.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 19, 2002.

AMERICAN EXPRESS CERTIFICATE COMPANY



                                              By: /s/ Paula R. Meyer
                                              -----------------------
                                                      Paula R. Meyer, President


Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities indicated on March 19, 2002.


Signature                          Capacity

/s/ Paula R. Meyer* **             President and Director
----------------------             (Principal Executive Officer)
    Paula R. Meyer

/s/ David L. Yowan   *             Vice President and Treasurer
----------------------             (Principal Financial Officer)
    David L. Yowan

/s/ Philip C. Wentzel*             Vice President and Controller
----------------------             (Principal Accounting Officer)
    Philip C. Wentzel

/s/ Rodney P. Burwell**            Director
-----------------------
    Rodney P. Burwell

                                   Director
----------------------
    Jean B. Keffeler

/s/ Pamela J. Moret**              Director
---------------------
    Pamela J. Moret

/s/ Thomas R. McBurney**           Director
------------------------
    Thomas R. McBurney

/s/ Walter S. Berman**             Director
----------------------
    Walter S. Berman

/s/ Kent M. Bergene**              Director
---------------------
    Kent M. Bergene

* Signed pursuant to Officers' Power of Attorney dated March 6, 2002, filed electronically herewith as Exhibit 24(a).


/s/ Paula R. Meyer
------------------
    Paula R. Meyer


** Signed pursuant to Directors' Power of Attorney dated March 6, 2002, filed electronically herewith as Exhibit 24(b).


/s/ Paula R. Meyer
------------------
    Paula R. Meyer